UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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LIBBEY INC.

(Name of Registrant as Specified in its Charter)

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LIBBEY INC.
P.O. BOX 10060
300 MADISON AVENUE
TOLEDO, OHIO 43699-0060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ON MAY 19, 2011

Dear Fellow Libbey Shareholder:

We will hold our 2011 Annual Meeting of Libbey shareholders on Thursday, May 19, 2011, at 2 p.m., Eastern Daylight Savings Time, at the Libbey Corporate Showroom located at 335 North St. Clair Street, Toledo, Ohio.

At the meeting, shareholders will:

•	elect three directors, each for a term of three years;

•	vote, on an advisory and non-binding basis, on whether to approve the pay of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the enclosed proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion;

•	recommend, on an advisory and non-binding basis, the frequency — every 3 years, 2 years or 1 year — with which shareholders of the Company should have an advisory vote (which we refer to as a say-on-pay vote) on the pay of our named executive officers as set forth in our proxy statement;

•	vote to ratify the appointment of Ernst & Young LLP as Libbey’s independent auditors for our fiscal year ending December 31, 2011; and

•	transact such other business as properly may come before the meeting.

You are entitled to vote at the meeting if you were an owner of record of Libbey Inc. common stock at the close of business on March 21, 2011. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

Whether or not you plan to attend the meeting, we hope you will vote as soon as possible in accordance with the instructions contained under “Questions and Answers — How do I vote?” in the enclosed proxy statement.

Management sincerely appreciates your support.

Sincerely,

John F. Meier
Chairman of the Board of Directors and
Chief Executive Officer

By Order of the Board of Directors,

Susan Allene Kovach
Secretary

March 31, 2011
Toledo, Ohio

LIBBEY INC.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to Be Held on May 19, 2011.

Pursuant to rules promulgated by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of annual meeting, proxy card and 2010 Annual Report to Shareholders, and by notifying you of the availability of our proxy materials on the Internet. The notice of annual meeting, proxy statement and 2010 Annual Report to Shareholders are available at https://wwww.proxyvote.com. In accordance with the SEC’s rules, the materials on the site are searchable, readable and printable, and the site does not have “cookies” that enable us to identify visitors.

We have sent you this proxy statement because our Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so that they may vote your shares on your behalf at our annual meeting of shareholders. The members of the proxy committee are John F. Meier and Susan Allene Kovach. They will vote your shares as you instruct.

We will hold the meeting in the Libbey Corporate Showroom located at 335 North St. Clair Street, Toledo, Ohio. The meeting will be held on May 19, 2011, at 2 p.m., Eastern Daylight Savings Time. This proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We began the mailing to shareholders of this proxy statement and the enclosed proxy on or about March 31, 2011.

QUESTIONS AND ANSWERS

Who may vote?

You may vote if you were a holder of Libbey Inc. (which we refer to as Libbey or the Company) common stock at the close of business on March 21, 2011.

What may I vote on?

You may vote on the following proposals:

•	Proposal 1: Election of three nominees — William A. Foley, Deborah G. Miller and Terence P. Stewart — to serve as Class III directors.

You may vote FOR these nominees, you may WITHHOLD your vote with respect to any or all of these nominees, or you may abstain.

•	Proposal 2: Say-on-Pay

The following non-binding, advisory resolution regarding the pay of our named executive officers, as disclosed in this proxy statement:

RESOLVED, that the shareholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

You may vote FOR this resolution, you may vote AGAINST this resolution, or you may abstain.

•	Proposal 3: Frequency of Future Say-on-Pay Votes

Recommend, on an advisory and non-binding basis, the frequency — every 3 years, 2 years or 1 year — with respect to which shareholders should have future non-binding say-on-pay votes. You may vote FOR 3 years, 2 years or 1 year, or you may abstain.

•	Proposal 4: Ratification of the appointment of Ernst & Young LLP as Libbey’s independent auditors for the 2011 fiscal year.

You may vote FOR ratification of the appointment or AGAINST ratification of the appointment, or you may abstain.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	Proposal 1: FOR each of William A. Foley, Deborah G. Miller and Terence P. Stewart to serve as Class III directors;

•	Proposal 2: FOR the resolution approving the pay of our named executive officers, as disclosed in this proxy statement;

•	Proposal 3: FOR “3 years” with respect to the frequency with which shareholders will have future say-on-pay votes; and

•	Proposal 4: FOR ratifying the appointment of Ernst & Young LLP as Libbey’s independent auditors for the 2011 fiscal year.

How do I vote?

Registered Shareholders

If you are a registered shareholder, you may vote in any of the following ways:

•	Vote by telephone: Call on a touch-tone telephone, toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on May 18, 2011. Make sure you have your proxy card available, and follow the simple instructions provided.

•	Vote over the internet: Go to www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on May 18, 2011. Make sure you have your proxy card available and follow the simple instructions provided.

•	Vote by mail: Mark, date and sign the enclosed proxy card and return it in the enclosed, postage-paid envelope. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

•	Vote in person at the annual meeting: Bring the enclosed proxy card or other proof of identification and request a ballot at the meeting.

Shares held jointly by two or more registered shareholders may be voted by any joint owner unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.

Shares Held in Street Name

If you hold your shares in street name — in other words, you hold your shares through a broker or other nominee, you will receive from your broker a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It also will tell you how to request a paper or e-mail copy of our proxy materials. If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote, including Proposals 1 through 3.

Shares Held Through 401(k) Plan

If you participate in the Libbey Retirement Savings Plan, which we refer to as our 401(k) plan, and if you have investments in the Libbey Inc. stock fund and have an email address provided by Libbey for business purposes, you will receive an email message at your Libbey-provided email address containing instructions that you must follow in order for shares attributable to your account to be voted. If you participate in our 401(k) plan, have investments in the Libbey Inc. stock fund and do not have an email address provided by Libbey for business purposes, you will receive instructions from the trustee of the 401(k) plan that you must follow in order for shares attributable to your account to be voted.

May I change my vote?

If you are a shareholder of record, you may, at any time before your shares are voted at the annual meeting, change your vote or revoke your proxy by:

•	sending us a proxy card dated later than your last vote;

•	notifying the Secretary of Libbey in writing; or

•	voting at the meeting.

If you hold your shares in street name through a broker or other nominee, you should contact your broker or nominee to determine how to change your vote or revoke your proxy.

How many outstanding shares of Libbey common stock are there?

At the close of business on March 21, 2011, there were 19,831,144 shares of Libbey common stock outstanding. Each share of common stock is entitled to one vote.

How big a vote do the proposals need in order to be adopted?

Provided that a quorum is present either in person or by proxy at the Annual Meeting, each of Proposals 1 through 4 must receive the required votes set forth below:

Proposal	Required Vote

Proposal 1— Election of William A. Foley, Deborah G. Miller and Terence P. Stewart as Class III directors	Since the election of directors is uncontested, each director must receive the vote of the majority of the votes cast with respect to such director’s election.
Proposal 2 — Say-on-Pay	The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.
Proposal 3 — Frequency of Future Say-on-Pay Votes	The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.
Proposal 4 — Ratification of Independent Auditor	The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

What constitutes a quorum?

Under our By-laws, the holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum, permitting business to be transacted at the meeting.

How will votes be counted?

Votes cast in person or by proxy will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. For purposes of determining whether the shareholders have approved a matter, abstentions are not treated as votes cast “for,” “against” or “withheld,” and therefore will have no effect on the outcome of any of Proposals 1-4. Additionally, broker non-votes will not be considered as present and entitled to vote with respect to any of Proposals 1-4. The common stock outstanding on the record date held by the trustee under Libbey’s 401(k) plan will be voted by the trustee in accordance with written instructions from participants in that plan or, as to those shares for which no instructions are received, in a uniform manner as a single block in accordance with the instructions received with respect to the majority of shares of the plan for which instructions were received.

What are broker non-votes?

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to vote your shares with respect to certain matters, including Proposals 1-3, unless you give your broker or nominee specific instructions as to how to vote. Non-voted shares on non-routine matters are called broker non-votes. They will not be counted in determining the number of shares necessary for approval but will be counted in determining whether there is a quorum.

How will voting be conducted on other matters raised at the meeting?

The proxy committee will vote on other matters that properly come before the meeting in accordance with the Board’s recommendation or, if no recommendation is given, in the discretion of the proxy committee.

When must shareholder proposals be submitted for the 2011 annual meeting?

A shareholder desiring to submit a proposal for inclusion in our Proxy Statement for our Annual Meeting to be held in 2012 must deliver the proposal so that we receive it no later than November 30, 2011. Any proposal submitted outside the processes of Rule 14a-8 under the Exchange Act will be considered untimely if submitted after February 14, 2012. We request that all such proposals be addressed to Susan Allene Kovach, Vice President, General Counsel and Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

PROPOSAL 1 — ELECTION OF DIRECTORS

Each year our shareholders are asked to elect the members of a class for a term of three years. Currently, the term of office for members of Class III of the Board of Directors will expire on the date of the Annual Meeting in 2011. The members of Class III are William A. Foley, Deborah G. Miller and Terence P. Stewart. The Board of Directors has fixed the number of directors to be elected at the 2011 Annual Meeting at 3 and has nominated Messrs. Foley and Stewart and Ms. Miller for election to Class III. Those persons who are elected directors at the 2011 Annual Meeting will hold office until their terms expire on the date of the 2014 Annual Meeting or until the election and qualification of their successors. The terms of office of the members of Class I and Class II of the Board of Directors will expire on the date of the Annual Meeting in 2012 and 2013, respectively. Information regarding Messrs. Foley and Stewart and Ms. Miller is set forth below under “Libbey Corporate Governance — Who are the current members of Libbey’s Board of Directors?”

So far as the Board has been advised, only the 3 persons named above as nominees will be nominated for election as directors at the Annual Meeting. Shares represented by proxies in the accompanying form will be voted for the election of these 3 nominees unless authority to vote for any or all of these nominees is withheld. The nominees have consented to being named in this proxy statement and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors or the number of directors may be reduced accordingly. The Board, however, expects each of the nominees to be available. As long as a quorum is present, directors shall be elected by a majority of the votes of the shares present in person or represented by proxy at the meeting. A shareholder entitled to vote for the election of directors may withhold authority to vote for any or all of the nominees.

The Board of Directors recommends a vote FOR each of Mr. Foley, Ms. Miller and Mr. Stewart.

PROPOSAL 2 — ADVISORY SAY-ON-PAY VOTE

We are providing shareholders the opportunity to vote on a non-binding, advisory resolution to approve the pay of our named executive officers, as disclosed below under “Compensation-Related Matters — Compensation Discussion and Analysis” and the related tables and narrative disclosures. For convenience, this vote is referred to in this proxy statement as the “say-on-pay vote.”

Specifically, our say-on-pay vote gives shareholders the opportunity to cast a non-binding, advisory vote with respect to the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Our executive pay program, which is discussed in detail below under “Compensation-Related Matters — Compensation Discussion and Analysis” and related tables and narrative, embodies a pay-for-performance philosophy that is designed to:

•	Support our business strategy, thereby driving our long-term financial and operational performance;

•	Align the interests of our shareholders and executives through “at-risk” compensation tied to our short- and long-term financial and operational objectives; and

•	Attract and retain highly-talented and experienced senior executives who are critical to the implementation of our strategic plan and our future success.

The 2010 program, which we believe provides an appropriate balance among base salary and short- and long-term compensation target opportunities, incorporated the following features:

•	In February (as to some executive officers) and May 2010 (as to the other executive officers), base salary increases ranging from 3.8% to 8.3%, compared to base salaries for 2008, when all but 1 of our executive officers (Roberto B. Rubio, who was hired on July 1, 2009) last received salary increases;

•	Effective July 1, 2010, a base salary increase for Daniel P. Ibele, whose responsibilities were significantly increased in June 2010 when he became Vice President, Global Sales & Marketing;

•	Incentive opportunities based on corporate-wide performance metrics and, in the case of our 2010 Senior Management Incentive Plan, which we refer to as our 2010 SMIP, individual objectives, in each case designed to support the following goals:

•	Equity awards (non-qualified stock options, which we refer to as NQSOs, and restricted stock units, which we refer to as RSUs, with 4-year vesting) designed to (a) encourage our executive officers to remain with us in order to realize the value of the awards and (b) further align the interests of our executive officers with those of our shareholders generally.

In addition, our executive pay program incorporates stock ownership guidelines for executive officers, and our incentive compensation awards are subject to a clawback under certain circumstances.

Because your vote is advisory, it will not be binding on Libbey, our Compensation Committee or our Board of Directors. However, we value the opinions of our shareholders, and our Compensation Committee and Board will carefully consider the outcome of this vote.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the resolution.

PROPOSAL 3 — ADVISORY VOTE AS TO FREQUENCY OF SAY-ON-PAY VOTES

We are providing shareholders the opportunity to vote, on a non-binding, advisory basis, as to the frequency with which shareholders will be provided future say-on-pay votes. Shareholders may choose “3 years,” “2 years,” “1 year” or “abstain.”

We believe a “3 years” frequency is most consistent with our compensation philosophy because:

•	Our compensation programs do not change significantly from year to year and we seek to be consistent;

•	Our compensation program does not contain any significant risks that might be of concern to our shareholders;

•	Consistent with our long-term compensation objectives, which reward performance over a 3-year period, we encourage our shareholders to evaluate our executive pay programs over a multi-year horizon; and

•	We believe that a “3 years” frequency provides sufficient time for our Compensation Committee and Board of Directors to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with shareholders to the extent needed and to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation, and for our shareholders to see and evaluate the Compensation Committee’s actions in context.

This advisory vote on the frequency of future say-on-pay votes does not bind our Board of Directors. Regardless of the Board’s recommendation and the outcome of the shareholder vote on this proposal, our Board may in the future decide to conduct advisory say-on-pay votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to our executive pay program. The Board will disclose its position on the frequency of future say-on-pay votes in our Form 10-Q report to be filed with the SEC for the quarter ending June 30, 2011.

The Board of Directors recommends a vote FOR holding future say-on-pay votes every “3 years.”

PROPOSAL 4 — RATIFICATION OF AUDITORS

The Audit Committee has appointed Ernst & Young LLP to serve as our independent auditors for our 2011 fiscal year. Although ratification by the shareholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. Unless otherwise directed, proxies in the accompanying form will be voted for ratification.

The Board of Directors recommends a vote FOR this proposal.

STOCK OWNERSHIP

Who are the largest owners of Libbey stock?

The following table shows information with respect to the persons we know to be the beneficial owners of more than five percent of our common stock as of December 31, 2010.

	Amount and
	Nature
Name and Address	of Beneficial	Percent
of Beneficial Owner	Ownership	of Class

Zesiger Capital Group LLC(1)	1,761,700	9.0%
460 Park Avenue, 22nd Floor New York, NY 10022

BlackRock, Inc.(2)	1,470,561	7.5%
40 East 52nd Street New York, NY 10022

(1)	Amendment No. 7 to Schedule 13G filed with the SEC on behalf of Zesiger Capital Group LLC, an investment advisor, indicates that, as of December 31, 2010, Zesiger Capital Group LLC is the beneficial owner of 1,761,700 common shares, with sole dispositive power as to 1,761,700 common shares and sole voting power as to 1,354,000 common shares. The schedule further states that all securities reported in the schedule are held in discretionary accounts that Zesiger Capital Group LLC manages, and that no single client of Zesiger Capital Group LLC owns more than 5% of the class.

(2)	Schedule 13G filed with the SEC by BlackRock, Inc., the parent holding company of subsidiaries BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors, LLC, BlackRock Investment Management, LLC and State Street Research & Management Company, indicates that, as of December 31, 2010, the parent holding company and subsidiaries beneficially owned 1,470,561 common shares, with sole dispositive power and sole voting power as to all such shares.

How much Libbey stock do our directors and officers own?

Stock Ownership Guidelines

Non-Employee Director Stock Ownership Guidelines.  Effective May 6, 2010, our Board of Directors adopted new stock ownership guidelines applicable to non-employee directors. For individuals who were non-employee directors as of May 6, 2010, the deadline for compliance is May 6, 2015. For an individual who subsequently becomes a non-employee director, the deadline will be the fifth anniversary of the date on which he or she becomes a non-employee director. We refer to the deadline as the Compliance Deadline.

Under the new guidelines, a non-employee director must, on or before the applicable Compliance Deadline, own Libbey common stock and/or its equivalents, as described below, in an amount at least equal to 4 times the amount of the annual cash retainer payable to the director for service on the Board of Directors (excluding the cash retainer or fees payable for service on any committee of the Board). We refer to this amount as the Ownership Threshold.

The following forms of equity, which we refer to as Libbey Shares, will be counted in determining whether a non-employee director has achieved the Ownership Threshold applicable to him or her:

•	Shares of Libbey common stock held by the non-employee director; and

•	“Phantom stock” into which deferred compensation is deemed invested under any deferred compensation plan for non-employee directors.

If a non-employee director achieves the Ownership Threshold on any date prior to his or her Compliance Deadline, that director generally will be deemed to continue to comply with the Ownership Threshold even if the value of his or her Libbey Shares subsequently declines as a result of a decline in the closing price of Libbey common stock. If, after achieving the Ownership Threshold, the non-employee director sells or otherwise disposes of Libbey Shares and after the sale or disposition fails to hold at least the minimum number of Libbey Shares that he or she was required to hold when he or she first achieved the Ownership Threshold, then the director’s holdings of Libbey Shares will be re-valued based on the then-current market price of Libbey common stock, and the director will be required to achieve the Ownership Threshold based on his or her re-valued holdings.

As of March 21, 2011, all of our non-employee directors comply with these stock ownership guidelines.

Executive Stock Ownership Guidelines.  In October 2007, we established guidelines pursuant to which our executive officers also are required to achieve ownership of meaningful amounts of equity in Libbey. Specifically, each executive officer is required to achieve ownership of a specified number of shares of Libbey common stock equal to a multiple of his or her base salary in effect on January 1, 2008 or, if later, the date on which the executive officer becomes subject to the guidelines. For individuals who were executive officers as of January 1, 2008, the applicable deadline for compliance with the guidelines is December 31, 2012. For individuals who become executive officers after January 1, 2008, the applicable deadline is the fifth anniversary of the date on which they become executive officers.

The applicable multiples for the executive officers are as follows:

Multiple of
Executive Officer Title	Base Salary

Chief Executive Officer	5X
President, Executive Vice President, group or divisional president(1)	3X
Other Vice Presidents	2X

(1)	No individuals currently occupy the positions of President or group or divisional president. Mr. Reynolds currently is Libbey’s only Executive Vice President.

We generally determine the number of shares of stock that each executive officer is required to own by the applicable deadline as follows. First, we multiply the applicable executive officer’s annual base salary on January 1, 2008 (or the date on which he or she becomes subject to the guidelines, if later) by the appropriate multiple from the above table. We then divide the product by the average closing price of Libbey common stock over a period of time to be determined by the Nominating and Governance Committee of Libbey’s Board of Directors. For those individuals who were executive officers as of January 1, 2008, the Nominating and Governance Committee determined that the average closing price of Libbey common stock over 2007, $16.84, would be used to determine the number of shares that they are required to own as of December 31, 2012.

In light of the significant volatility in our stock price during the 1-year period prior to July 1, 2009, when Mr. Roberto Rubio joined us as Vice President, Managing Director, Libbey Mexico, the Nominating and Governance Committee considered a number of different methodologies for determining the number of shares that Mr. Rubio should be required to own by the fifth anniversary of his date of hire. Ultimately, the Nominating and Governance Committee based its decision as to Mr. Rubio’s equity ownership guideline on internal equity factors, comparing his annualized base salary to the annualized base salary of the other executive officers and positioning his guideline so that it exceeds that of the other Vice Presidents, whose guidelines were determined using a 2X multiple of base salary but have annualized base salaries that are lower than Mr. Rubio’s. Mr. Rubio’s guideline is lower than the guidelines of our CEO and Executive Vice President, whose respective guidelines were determined based upon higher multiples of base salary.

The following forms of equity, which we refer to as Qualifying Shares, will be counted in determining whether an executive officer has achieved the guideline applicable to him or her:

•	Shares of Libbey common stock held by the officer, his or her spouse and/or his or her minor children (as long as they are minors), if:

•	The shares are not subject to forfeiture under the terms of any award of those shares or the terms of any plan pursuant to which those shares are purchased and/or held; and

•	The shares are not pledged to secure any indebtedness;

•	Awards, pursuant to any plan approved by the Compensation Committee of the Board of Directors, of restricted shares, RSUs or shares issued in settlement of performance shares, but only if and to the extent the vesting requirements (whether continued service to Libbey or achievement of performance targets) associated with the shares already have been satisfied;

•	Shares of Libbey common stock that are held for the benefit of the executive officer or his or her spouse or minor children in a 401(k) savings account, in any individual retirement account or in any trust or other estate planning vehicle;

•	“Phantom stock” into which any restricted shares, RSUs or shares issued in settlement of performance shares are deferred pursuant to any plan approved by the Compensation Committee of the Board of Directors; and

•	Vested, “in-the-money” stock options, but only to the extent they do not exceed 50% of the shares required by the guideline applicable to the particular executive officer.

As of March 21, 2011, the number of Qualifying Shares held by the executive officers whom we refer to as the named executive officers was as follows:

	Applicable Guideline	Number of
Named Executive Officer	(Number of Shares)	Qualifying Shares Held

G. Geswein(1)	40,099	56,643
D. Ibele	31,061	53,605
J. Meier	204,869	399,375
R. Reynolds	79,504	162,786
R. Rubio	48,800	20,511

(1)	As to Mr. Geswein, the number of qualifying shares held does not include 1,641 RSUs that are scheduled to vest on May 23, 2011. These RSUs are included under “Beneficial Ownership Table” below.

The Nominating and Governance Committee, which is responsible for monitoring compliance with the guidelines, has authority to address extenuating circumstances that prevent an executive officer from complying with the guidelines by the deadline applicable to him or her. In addition, the Nominating and Governance Committee has authority to work out transition plans for executive officers nearing retirement.

Beneficial Ownership Table

The following table shows, as of March 21, 2011, the number of shares of our common stock and percentage of all issued and outstanding shares of our common stock that are beneficially owned (unless otherwise indicated) by our directors, our named executive officers (who are identified on page 11) and our directors and executive officers as a group. Our address, as set forth on the Notice of Annual Meeting of Shareholders, is the address of each director and executive officer set forth below. The shares owned by the executive officers set forth below include the shares held in their accounts in the Libbey Inc. Retirement Savings Plan, which we refer to as our 401(k) plan. An asterisk indicates ownership of less than one percent of the outstanding stock.

	Amount and Nature
	of Beneficial	Percent
Name of Beneficial Owner	Ownership	of Class

Carlos V. Duno(1)	7,239	*
William A. Foley(1)	20,607	*
Gregory T. Geswein(2)(3)	93,263	*
Jean-René Gougelet(1)	8,319	*
Peter C. McC. Howell(1)(4)	13,472	*
Daniel P. Ibele(2)(3)	118,415	*
John F. Meier(2)(3)(5)	431,777	2.18%
Deborah G. Miller(1)	10,110	*
Carol B. Moerdyk(1)	21,407	*
John C. Orr(1)	11,290	*
Richard I. Reynolds(2)(3)	277,849	1.40%
Roberto B. Rubio(2)(3)	22,649	*
Terence P. Stewart(1)	7,928	*
Directors & Executive Officers as a Group(1)(2)(3)(4)(5)	1,405,103	7.09%

(1)	Does not include the following number of shares of our common stock that are deferred under our 2009 Director Deferred Compensation Plan, which we refer to as our Director DCP, or shares of phantom stock held by non-management directors pursuant to our previous deferred compensation plans for outside directors, in each case as of March 21, 2011:

Number of
Deferred or
Name of Director	Phantom Shares

C. Duno	14,748
W. Foley	11,778
J.R. Gougelet	5,428
P. Howell	14,568
D. Miller	2,192
C. Moerdyk	18,453
J. Orr	0
T. Stewart	67,307
All non-employee directors as a group	134,475

For more information regarding our deferred compensation plans for non-management directors, see “Compensation-Related Matters —  Compensation Discussion and Analysis — How are Libbey’s directors compensated?” below.

(2)	Does not include shares of our common stock that have vested but are deferred under our Executive Deferred Compensation Plan, which we refer to as our EDCP. As of March 21, 2011, each of Messrs. Geswein, Ibele, Meier, Reynolds and Rubio, and all executive officers as a group, had the following number of shares of our common stock that are vested but deferred under our EDCP:

Number of
Shares of
Named Executive Officer	Deferred Stock

G. Geswein	17,187
D. Ibele	0
J. Meier	105,650
R. Reynolds	0
R. Rubio	0
All executive officers as a group	165,304

(3)	Includes the following number of NQSOs that have been granted to Messrs. Geswein, Ibele, Meier, Reynolds and Rubio and that currently are exercisable or will be exercisable on or before May 30, 2011:

Number of
Outstanding Stock
Options Exercisable
Named Executive Officer	Within 60 Days

G. Geswein	69,828
D. Ibele	80,340
J. Meier	238,978
R. Reynolds	154,815
R. Rubio	6,721
All executive officers as a group	744,643

(4)	Includes 750 shares held by family members of Mr. Howell. Mr. Howell disclaims any beneficial interest in these shares.

(5)	Includes 8,406 shares held by family members of Mr. Meier. Mr. Meier disclaims any beneficial interest in these shares.

In addition to outstanding shares of common stock that our named executive officers beneficially owned as of March 21, 2011, the named executive officers have received the following grants of RSUs that have not yet vested:

No. of
Named Executive Officer	Unvested RSUs(1)

G. Geswein	33,536
D. Ibele	24,483
J. Meier	117,409
R. Reynolds	58,848
R. Rubio	40,023
All executive officers as a group	368,202

(1)	Of these amounts, a total of 1,641 RSUs with 4 year vesting were granted to Mr. Geswein on May 23, 2007; a total of 17,872 RSUs with 4 year vesting were granted to all executive officers on February 15, 2008; a total of 81,403 RSUs with 4 year vesting were granted to all executive officers on February 12, 2009; a total of 11,742 RSUs with 4 year vesting were granted to Mr. Rubio on July 1, 2009; a total of 143,088 RSUs with 4 year vesting were awarded to all executive officers on February 8, 2010 (but were not granted until May 6, 2010, after our shareholders approved our Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan, which we refer to as our Omnibus Plan); and a total of 111,338 RSUs with 4 year vesting were awarded to all executive officers on February 10, 2011. One share of our common stock will be issued for each vested RSU. Dividends do not accrue on RSUs until they vest. For further information, see “Compensation-Related Matters — Compensation Discussion and Analysis — In what forms does Libbey deliver pay to its executives, and what purposes do the various forms of pay serve?” and the Outstanding Equity Awards at Fiscal Year-End table below.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of filings with the SEC and written representations that no other reports were required to be filed by the relevant persons, we believe that, during the fiscal year ended December 31, 2010, all officers, directors and greater-than-ten-percent beneficial owners complied with the filing requirements applicable to them pursuant to Section 16 of the Exchange Act on a timely basis.

LIBBEY CORPORATE GOVERNANCE

Who are the current members of Libbey’s Board of Directors?

Our Board of Directors is divided into 3 classes of directors. Each year, 1 class of directors stands for election at our annual meeting of shareholders. It is important to us that our directors and candidates for our Board not only meet the “Requisite Qualifications for Board Candidates” described under “How does our Board select nominees for the Board?” below, but also possess experience, qualifications or skills in the substantive areas that impact our business. The biographies below highlight the individual attributes of each director that enhance the Board’s collective knowledge and experience.

			Director
Director	Age	Experience	Since

Carlos V. Duno (Class II)	63	Mr. Duno is the Owner and Chief Executive Officer of Marcia Owen Associates/Group Powell One (since 2006), the premier recruiting and staffing firm in Northern New Mexico, and Owner and Chief Executive Officer of CDuno Consulting (since 2004). From 2001 to 2004, Mr. Duno served as Chairman of the Board and Chief Executive Officer of Clean Fuels Technology, a leading developer of emulsified fuels for transportation and power generation applications. Mr. Duno’s glass industry experience began during his 6 years as President of Business Development and Planning for Vitro S.A. in Monterrey, Mexico from 1995 to 2001. Mr. Duno’s earlier professional experience includes a 2-year term as Vice President Strategic Planning for Scott Paper Company and a combined 10 years of international assignments for Scott Paper Company, McKinsey & Co. and Eli Lilly. Mr. Duno holds a B.S. in industrial engineering from the National University of Mexico, and an M.B.A. in finance and an M.S. in industrial engineering, both from Columbia University. He is also an Audit Committee Financial Expert. Mr. Duno is Chairman of the board for the Santa Fe Botanical Garden (since 2006) and a former member of the Boards of Directors of Clean Fuels Technology, Inc. and Anchor Glass Container Corporation. The Board believes Mr. Duno’s extensive experience in strategic planning for international organizations, together with his first-hand glass industry experience in Mexico, make him well-qualified to serve as a director of the Company.	2003
William A. Foley (Class III)	63	Mr. Foley currently serves as Chairman and Chief Executive Officer of Blonder Home Accents (since 2008). Previously, Mr. Foley was President and a director of Arhaus, Inc.; co-founder of Learning Dimensions LLC; Chairman and Chief Executive Officer of LESCO Inc.; and Chairman and Chief Executive Officer of Think Well Inc. Mr. Foley has also fulfilled the roles of Vice President, General Manager for The Scotts Company Consumer Division, and Vice President and General Manager of Rubbermaid Inc.’s Specialty Products division. Mr. Foley spent the first 14 years of his career with Anchor Hocking Corp. in various positions, including Vice President of Sales & Marketing. Mr. Foley is currently on the Board of Directors of Blonder Home Accents (since 2001), and has previous experience on the boards of several public and private companies, including Arhaus Inc., LESCO Inc. and Associated Estates. Mr. Foley holds a bachelor’s degree from Indiana University and an M.B.A. from Ohio University. Mr. Foley’s consumer product marketing experience, particularly in the glass tableware industry, along with his significant leadership and management skills, strengthen the Board’s collective qualifications, skills and experience.	1994

			Director
Director	Age	Experience	Since

Jean-René Gougelet (Class I)	62	In January 2011 Mr. Gougelet retired as President of Burnes Home Accents, LLC, a manufacturer and marketer of photo display products, where he had served since 2007. Mr. Gougelet is Chief Executive Officer of Vido Enterprises, a consultancy founded by Mr. Gougelet to provide strategic planning and growth management services to middle market companies, where he served in the same capacity from 2005 to 2007. Prior to founding Vido Enterprises, Mr. Gougelet served as Chief Executive Officer of Arc International’s Mikasa division and Chief Executive Officer of Arc North America. Mr. Gougelet’s early career included various roles in general management, advertising, marketing and brand management in Europe and the United States. Mr. Gougelet holds degrees in marketing and communication from EFIEM and EFAP in Paris and has received additional training in marketing, finance, management and corporate governance from CESAM-University of Louvain-la-Neuve in Belgium, University of Chicago Graduate School of Business, and Harvard Business School. Mr. Gougelet is a French Foreign Trade Advisor (Conseillers du Commerce Extérieur de la France). Mr. Gougelet’s participation on the Board increases the depth of the Board’s executive leadership, strategic planning, manufacturing, marketing and brand management experience, particularly with respect to the North American and European glass tableware and consumer goods industries.	2007
Peter C. McC. Howell (Class II)	61	Since 1997, Mr. Howell has been an advisor to various business enterprises in the areas of acquisitions, marketing and financial reporting, particularly with respect to operations in the People’s Republic of China. Mr. Howell’s positions before 1997 include Chairman and Chief Executive Officer of Signature Brands USA Inc. (formerly Health-O-Meter); President, Chief Executive Officer and a director of Mr. Coffee Inc.; and Chief Financial Officer of Chemical Fabrics Corporation. Mr. Howell also spent 10 years as an auditor for Arthur Young & Co. (now Ernst & Young). Since 1989, Mr. Howell has been a director of a number of public companies. His current directorships include Pure Cycle Corporation (NASDAQ: PCYO) (since 2004); Lite Array Inc. and Global Lite Array Inc., subsidiaries of the publicly held Global-Tech Applied Innovations (NASDAQ: GAI) (since 2001); and Great Lakes Cheese Company Limited (since 2006). Mr. Howell holds B.A. and M.A. degrees in economics from Cambridge University, is a Fellow of the Institute of Chartered Accountants of England & Wales, and is an Audit Committee Financial Expert. In addition to his significant financial expertise, public directorship experience, and retail and foodservice industry knowledge, Mr. Howell provides the Board with a unique perspective on the issues facing international businesses operating in China.	1993
John F. Meier (Class I)	63	Mr. Meier and has served as Chairman of the Board and Chief Executive Officer of Libbey since the Company went public in June 1993. Before the Company’s initial public offering, Mr. Meier was General Manager of Libbey and a corporate Vice President of Owens-Illinois, Inc., Libbey’s former parent company. Mr. Meier has also served in various marketing positions since he first joined the Company in 1970, including a 5-year assignment with Durobor, S.A., Belgium. In 1997, Mr. Meier served as Chairman of the National Housewares Manufacturers Association (now the International Housewares Association). Mr. Meier’s corporate governance experience includes current directorships with Cooper Tire and Rubber Company (NYSE: CTB) (since 1997) and Applied Industrial Technologies (NYSE: AIT) (since 2005). Mr. Meier received a B.S. in business administration from Wittenberg University and an M.B.A. from Bowling Green State University. Having worked for Libbey for 41 years, Mr. Meier brings to the Board a comprehensive understanding of the Company and the glass tableware industry.	1987

			Director
Director	Age	Experience	Since

Deborah G. Miller (Class III)	61	From 2003 to the present, Ms. Miller has been the Chief Executive Officer of Enterprise Catalyst Group, a management consulting firm specializing in high technology and biotechnology transformational applications. Ms. Miller was also President and Chief Executive Officer and Chairman of Ascendent Systems, a provider of enterprise voice mobility solutions, from 2005 to 2007. Ms. Miller has more than 30 years of global management experience, including roles as Chief Executive Officer of Maranti Networks; President and Chief Executive Officer of Egenera; Chief Executive Officer of On Demand Software; and various positions with IBM. Throughout her career, Ms. Miller has contributed to the success of international business enterprises with her innovative approach to sales and marketing. She is a member of the Board of Directors of Sentinel Group Funds, Inc. (SENCX) (since 1995) and Wittenberg University (since 1999), from which she received her bachelor’s degree. As a result of Ms. Miller’s global management experience, sales and marketing ingenuity, strategic thinking, and extensive information technology experience, she is uniquely qualified to serve as a director of the Company.	2003
Carol B. Moerdyk (Class I)	60	Ms. Moerdyk retired from OfficeMax Incorporated (formerly Boise Cascade Office Products Corporation) in 2007. At OfficeMax, she served as Senior Vice President, International from August 2004 until her retirement. Previously, she held various roles at Boise Cascade Office Products Corporation, including Senior Vice President Administration, Senior Vice President North American and Australasian Contract Operations, and Chief Financial Officer. Ms. Moerdyk began her professional career as an assistant professor of finance at the University of Maryland. Ms. Moerdyk serves on the Boards of Directors of American Woodmark Corporation (NASDAQ: AMWD) (since 2005) and Kids Sports Stars/Azimuth Foundation (since 2009). An Audit Committee Financial Expert, Ms. Moerdyk is a Chartered Financial Analyst and holds a bachelor’s degree from Western Michigan University and a Ph.D. Candidate’s Certificate in finance from the University of Michigan. Ms. Moerdyk’s significant financial expertise, developed through her experience as a CFA and public company Chief Financial Officer, together with her executive leadership and international operations experience, make her a valuable contributor to the Board.	1998
John C. Orr (Class II)	60	Since 2005, Mr. Orr has been the President, Chief Executive Officer, and a director of Myers Industries, Inc. (NYSE: MYE), an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. Before assuming his current position, Mr. Orr was President and Chief Operating Officer of Myers Industries and General Manager of Buckhorn Inc., a Myers Industries subsidiary. Mr. Orr’s earlier career included 28 years with The Goodyear Tire and Rubber Company, where he gained experience in production and plant management at facilities throughout North America and Australia, eventually holding such positions as Director of Manufacturing in Latin America and Vice President Manufacturing for the entire company worldwide. Mr. Orr holds a B.S. in communication from Ohio University and has additional training from Harvard Business School in business strategy, finance and operations. Mr. Orr has served on the board of Akron General Medical Center since 2006. Mr. Orr’s extensive experience in international manufacturing and plant management is an important asset to the Board.	2008
Richard I. Reynolds (Class II)	64	Mr. Reynolds currently services as Libbey’s Executive Vice President, Chief Financial Officer. From 1995 to June 10, 2010, Mr. Reynolds served as Libbey’s Executive Vice President and Chief Operating Officer. Now in his forty-first year with the Company, Mr. Reynolds has held various positions at Libbey, including Vice President and Chief Financial Officer from 1993 to 1995; and Director of Finance and Administration from 1989 to 1993. Mr. Reynolds holds a B.B.A. from the University of Cincinnati. In addition to his work for the Company, Mr. Reynolds serves on the boards of several non-profit organizations. As a result of the breadth and depth of his experience with the Company, Mr. Reynolds provides the Board with a learned perspective on the financial, administrative and operational aspects of Libbey’s business.	1993

			Director
Director	Age	Experience	Since

Terence P. Stewart (Class III)	62	Mr. Stewart is the Managing Partner of Stewart and Stewart, a Washington, D.C.-based law firm specializing in trade and international law issues, where he has been employed since 1976. He has worked with various industries to solve trade matters in the United States and abroad. Mr. Stewart is an adjunct professor at Georgetown University Law Center, from which he received his law degree. He also holds a B.A. from the College of the Holy Cross and an M.B.A. from Harvard University. Both the Ukrainian Academy of Foreign Trade and the Russian Academy of Sciences have granted Mr. Stewart Honorary Doctorates. Recently, Mr. Stewart has written extensively on trade relations with the People’s Republic of China, including volumes on WTO accession commitments undertaken and progress made in meeting those commitments over time, a review of intellectual property protection within China and steps being taken to address problems in enforcement, and reports on subsidies provided to major sectors of the Chinese economy. Mr. Stewart currently serves on the boards of several private societies and associations and is a former member of the Company’s Nominating and Governance Committee. Mr. Stewart possesses particular knowledge and experience in international legal, regulatory and government affairs, including foreign trade matters relevant to the glass industry, that strengthen the Board’s collective qualifications, skills and experience.	1997

How is our Board leadership structured?

As noted above, our Board currently includes 8 non-employee directors and 2 employee directors. Of our 8 non-employee directors, 7 have been determined to be independent. For more information with respect to how the Board determines which directors are considered independent, see “How does the Board determine which directors are considered independent?” below. Mr. Meier, our CEO, has served as Chairman of the Board since 1993, when we became a publicly-held company.

We currently are well-served by the Board leadership structure described above. Given Mr. Meier’s long history with the Company and his close working relationships with key customers and other stakeholders, we believe that unifying the Chairman and CEO roles in Mr. Meier demonstrates to our employees, suppliers, customers and other stakeholders that we are under strong leadership, with a single person who has extensive institutional and industry knowledge setting the tone and having primary responsibility for managing our operations.

Although Mr. Meier serves as both Chairman and CEO, a number of factors about our directors and the way our Board operates promote independent oversight of management, including our Chairman and CEO:

•	More than 2/3 of our directors are independent;

•	Each of our Board’s standing committees (the Audit Committee, the Compensation Committee and the Nominating and Governance Committee), as well as our Board’s ad hoc succession committee, consist solely of independent directors;

•	Our Board meets regularly in executive session outside the presence of management and has designated one of the independent directors (currently Deborah G. Miller) to chair and lead those executive sessions and to serve as a liaison to Mr. Meier; and

•	Our independent directors routinely interact with members of management who are not members of the Board, obtaining and sharing information and viewpoints with respect to our business.

Finally, our Board periodically evaluates the appropriateness of combining the Chairman and CEO roles and will do so again in connection with Mr. Meier’s planned retirement.

Does Libbey have Corporate Governance Guidelines?

Our Board of Directors has adopted Corporate Governance Guidelines that govern the Board of Directors. Our Corporate Governance Guidelines, as well as the charters for each of the Audit, Compensation and Nominating and Governance committees, are available on our website (www.libbey.com).

What is the role of the Board’s committees?

Our Board of Directors currently has the following standing committees:

			Number of
Standing Committee	Key Functions	Members for 2011	2010 Meetings

Audit Committee	See “Audit-Related Matters — Report of the Audit Committee” below.	Carlos V. Duno, Chair(1)(2) Jean-René Gougelet(2) Peter C. McC. Howell(1)(2) Carol B. Moerdyk(1)(2)	9
Compensation Committee
• Consider the potential impact of our executive pay program on our risk profile.

• Review executive pay at comparable companies and recommend to the Board pay levels and incentive compensation plans for our executives.

• Review and approve goals and objectives relevant to the targets of the executive incentive compensation plans.

• Establish the CEO’s pay, and in determining the long-term incentive compensation component of the CEO’s pay, consider the Company’s performance, relative shareholder return, the value of similar awards to chief executive officers at comparable companies and the awards given to the Company’s CEO in prior years.

• Perform an annual evaluation of the performance and effectiveness of the Compensation Committee.

• Produce an annual report on executive compensation for inclusion in the proxy statement or annual report on Form 10-K, as required by the SEC.

• Approve grants of awards under our equity participation plans and provide oversight and administration of these plans.
		Carol B. Moerdyk, Chair Carlos V. Duno William A. Foley Deborah G. Miller John C. Orr	7

			Number of
Standing Committee	Key Functions	Members for 2011	2010 Meetings

Nominating and Governance Committee	• Develop and implement policies and practices relating to corporate governance. • Establish a selection process for new directors to meet the needs of the Board, for evaluating and recommending candidates for Board membership, for assessing the performance of the Board and reviewing that assessment with the Board and for establishing objective criteria to evaluate the performance of the CEO. • Report to the Board trends in director pay practices and the competitiveness of the Company’s director pay practices.	William A. Foley, Chair Jean-René Gougelet Peter C. McC. Howell Deborah G. Miller John C. Orr	5

(1)	Determined by the Board to be qualified as an audit committee financial expert, as defined in SEC regulations.

(2)	Determined by the Board as being financially sophisticated and literate and having accounting and related financial management expertise, as those qualifications are interpreted by the Board in its business judgment.

The Board has determined that all members of each of its standing committees are independent, within the meaning of SEC regulations and the listing standards of the NYSE Amex exchange. The Board also has determined that all members of the Compensation Committee are “outside directors,” within the meaning of 26 CFR § 1.162-27.

In addition to our Board’s standing committees, the Board, in connection with the announcement in February 2011 that Mr. Meier, our Chairman and CEO, intends to retire by the end of this year, has appointed an ad hoc succession committee to evaluate, and make recommendations to the Board regarding, candidates to succeed Mr. Meier and to address related succession issues. Members of the ad hoc succession planning committee are William A. Foley (Chair), Carlos V. Duno, Peter C. McC. Howell, Deborah G. Miller, Carol B. Moerdyk and John C. Orr, each of whom has been determined by the Board to be independent.

How does our Board oversee risk?

Our management is responsible for day-to-day risk management and our Board, through the Audit Committee, is responsible for oversight of management’s risk management processes. We have implemented an enterprise-wide risk management program. Our Director, Enterprise Risk Management, has primary responsibility for this program and reports to our Executive Vice President, Chief Financial Officer. We also have an Enterprise Risk Management Steering Committee consisting of members of senior management from across our operations.

Through our enterprise risk management program, we identify, evaluate and address actual and potential risks that may impact our business and our financial results. Our Director, Enterprise Risk Management reports routinely to the Audit Committee with respect to the status of our program and particular risk strategies, and we apprise our Board of particular risk management matters in connection with its general oversight of our business.

How does our Board select nominees for the Board?

Our Board selects new directors following review and evaluation by the Nominating and Governance Committee, which also proposes and reviews the criteria for membership at least biannually and the selection process. The Nominating and Governance Committee solicits input from all Board members and makes its recommendation to the Board. An invitation to join the board is extended by the Chairman of the Board on behalf of the Board. A shareholder who wishes to recommend a prospective nominee for the Board may notify our Corporate Secretary or any member of the Nominating and Governance Committee in writing, including such supporting material as the shareholder deems appropriate. Candidates for director nominated by shareholders will be given the same consideration as candidates nominated by other sources.

The Board in its Corporate Governance Guidelines has determined that Board members must satisfy the following standards and qualifications:

Requisite Characteristics for Board Candidates

•	the highest professional and personal ethics and values, consistent with longstanding Libbey values and standards

•	broad experience at the policy-making level in business, government, education, technology or public interest

•	commitment to enhancing shareholder value

•	devotion of sufficient time to carry out the duties of Board membership and to provide insight and practical wisdom based upon experience

•	expertise in areas that add strategic value to the Board and/or knowledge of business in foreign locations strategic to our then-current or potential future operations. For example, current or recent experience as a chief executive officer of a public company; expertise in logistics and advanced supply chain management; experience as an executive with a large multinational or as an expatriate executive in the Far East, Europe or Latin America; management experience in the foodservice industry; or management or board experience in a highly leveraged environment.

In addition, the Board’s Corporate Governance Guidelines set forth the Board’s intention to seek directors who are strategic thinkers, understand complex capital structures and the operational constraints that they create, are members of the boards of directors of other public companies and have experience and expertise in corporate governance, marketing expertise and/or experience in the consumer products industry. Consistent with the Board’s Corporate Governance Guidelines, the Board also seeks directors who, as compared to then-existing members of the Board, are diverse with respect to geography, employment, age, race or gender. Reflecting this desire to foster a diverse Board, 2 of our directors are women and 1 director is Hispanic. In addition, 1 director is French and brings us his deep knowledge of the European glass tableware industry, and another director is British and, through his wide travels around the world, brings us his perspective as to the international business environment, particularly in China.

Finally, the Board considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the Board’s evaluations of other prospective nominees.

The Nominating and Governance Committee employed the services of a third-party search firm to identify and recruit Ms. Moerdyk to the Board in 1998 and Mr. Orr to the Board in 2008, and, under its charter, the Nominating and Governance Committee continues to have the authority to employ the services of a third-party search firm in fulfilling its duties to select nominees to the Board.

How does our Board determine which directors are considered independent?

Pursuant to the Corporate Governance Guidelines approved by the Board, the Board has made a determination as to the independence of each of the members of the Board. In making this determination, the Board has considered the existence or absence of any transactions or relationships between each director or any member of his or her immediate family and Libbey and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions — What transactions involved directors or other related parties?” below. The Board also examined the existence or absence of any transactions or relationships between directors or their affiliates and members of Libbey’s senior management or their affiliates.

As provided in the Guidelines, the purpose of this review was to determine whether there is any relationship that is inconsistent with a determination that a director is independent of Libbey or its management. Specifically, the Guidelines preclude a determination by the Board that a director is independent if the director does not meet the independence requirements set forth in the listing standards of the New York Stock Exchange, which are substantially the same as the independence requirements set forth in the listing standards of the NYSE Amex exchange, on which our common stock currently is listed.

As a result of this review, the Board has affirmatively determined that Carlos V. Duno, William A. Foley, Jean-René Gougelet, Peter C. McC. Howell, Deborah G. Miller, Carol B. Moerdyk and John C. Orr are independent of Libbey and its management under the standards set forth in the Corporate Governance Guidelines. Messrs. Meier and Reynolds are considered inside directors because of their employment as senior executives of Libbey. Mr. Stewart is considered a non-independent director because in the past 3 years Stewart and Stewart, the law firm of which Mr. Stewart is managing partner, has provided legal services to Libbey in connection with international trade matters and is expected to continue to do so. For more information with respect to the compensation paid to Mr. Stewart’s law firm for services provided to Libbey in 2010, see “Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?” below.

How often did our Board meet during fiscal 2010?

The Board of Directors met 12 times during 2010.  Five of these meetings were regularly scheduled meetings and 7 of them were special meetings. During 2010, each member of the Board of Directors attended 75% or more of the aggregate number of meetings of the Board and at least 75% of the aggregate number of meetings of the committees of the Board that he or she was eligible to attend.

Certain Relationships and Related Transactions — What transactions involved directors or other related parties?

We desire to maintain a Board of Directors in which a substantial majority of our directors are independent, as defined in our Corporate Governance Guidelines. Those Guidelines preclude a determination by the Board that a director is independent if the director does not meet the independence requirements set forth in the listing standards of the New York Stock Exchange, which are substantially the same as the independence requirements set forth in the listing standards of the NYSE Amex exchange, on which our common stock currently is listed. We generally prohibit related-party transactions involving directors. Our Board makes a single exception to that policy in order to enable us to obtain legal services with respect to international trade matters from the law firm of Stewart and Stewart, of which Mr. Stewart is managing partner. During 2010 Stewart and Stewart received fees of approximately $31,100 from us for legal services in connection with various international trade matters. We anticipate that we will continue to utilize the legal services of Stewart and Stewart in the future in connection with international trade matters. In that connection, because our Board believes that Libbey’s General Counsel is best suited to select legal counsel for Libbey, the Board does not require that we seek the approval of the Board, or of any committee of the Board, in connection with our engagement of Stewart and Stewart. However, the Board has determined that, as a result of our engagement of Stewart and Stewart with respect to international trade matters, Mr. Stewart is not independent of Libbey.

In addition, our Code of Business Ethics and Conduct, which we refer to as our Code of Ethics, requires that all of Libbey’s directors, officers and other employees avoid conflicts of interest. Related-party transactions that are of the nature and magnitude that they must be disclosed pursuant to Item 404(b) of Regulation S-K would be considered transactions that could give rise to a conflict of interest, and therefore are covered by our Code of Ethics. Our Code of Ethics requires that any conflicts of interest be reported to our Legal Department, and that the written concurrence of our General Counsel is required to waive any conflict of interest. In addition, our Code of Ethics requires that waivers of our Code of Ethics with respect to executive officers or directors may be granted only by the Board of Directors and only if the noncompliance with our Code of Ethics is or would be immaterial or if the Board of Directors otherwise determines that extraordinary circumstances exist and that the waiver is in the best interests of our shareholders.

How do shareholders and other interested parties communicate with the Board?

Shareholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to Non-Management Directors, c/o Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060. The Nominating and Governance Committee has approved a process for handling letters that we receive and that are addressed to the non-management members of the Board. Under that process, the Corporate Secretary is responsible for reviewing all such correspondence and regularly forwarding to the non-management members of the Board a summary of all correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the function of the Board or committees thereof or that the Corporate Secretary otherwise determines requires the attention of the Board. Directors may, at any time, review a log of all correspondence that we receive and that are addressed to the Non-Management Directors or other members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought immediately to the attention of our internal auditors and Audit Committee and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Are Libbey’s Corporate Governance Guidelines, Code of Business Ethics and Conduct and Committee Charters available to shareholders?

Our Corporate Governance Guidelines and Code of Business Ethics and Conduct (which applies to all of our employees, officers and directors), as well as the Charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, are available on our website (www.libbey.com). They also are available in print, upon request, to any holder of our common stock. Requests should be directed to Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

Are Libbey’s directors required to attend Libbey’s annual meeting of shareholders?

While our directors are not required to attend our annual meeting of shareholders, we typically schedule a meeting of the Board of Directors to take place at the same location and on the same day as the annual meeting of shareholders. As a result, we anticipate that a substantial majority of our directors will be present at the annual meeting of shareholders to be held on May 19, 2011. In 2010, all members of the Board of Directors attended our annual meeting of shareholders.

AUDIT-RELATED MATTERS

Who are Libbey’s auditors?

Upon the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as Libbey’s independent auditors for the fiscal year ending December 31, 2011. Although ratification by the shareholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. See “Proposal 4 — Ratification of Auditors” below.

A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement if the representative so desires. The representative will be available to respond to appropriate questions.

What fees has Libbey paid to its auditors for Fiscal 2010 and 2009?

Fees for services rendered by Ernst & Young LLP for the years ended December 31, 2010 and 2009 are as follows:

Nature of Fees	2010 Fees	2009 Fees

Audit Fees(1)	$1,235,506	$1,314,690
Audit Related Fees(2)	$80,000	$80,000
Tax Fees	$0	$0
All Other Fees	$0	$0

Total	$1,315,506	$1,394,690

(1)	Audit Fees include fees associated with the annual audit of our internal controls, the annual audit of financial statements and the reviews of our quarterly reports on Form 10-Q and annual report on Form 10-K.

(2)	Audit-related fees include fees for audits of our employee benefit plans.

All audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of these services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions. The Audit Committee’s policy regarding auditor independence requires pre-approval by the Audit Committee of audit, audit-related and tax services on an annual basis. The policy requires that engagements that the auditors or management anticipates will exceed pre-established thresholds must be separately approved. The policy also provides that the Committee will authorize one of its members to pre-approve certain services. The Committee has appointed Carlos V. Duno, Chair of the Committee, to pre-approve these services.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Libbey under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Libbey specifically incorporates this Report by reference therein.

The Audit Committee oversees the integrity of our financial statements on behalf of the Board of Directors; the adequacy of our systems of internal controls; our compliance with legal and regulatory requirements; the qualifications and independence of our independent auditors; and the performance of our independent auditors and of our internal audit function.

In fulfilling its oversight responsibilities, the Audit Committee has direct responsibility for, among other things:

•	confirming the independence of our independent auditors;

•	appointing, compensating and retaining our independent auditors;

•	reviewing the scope of the audit services to be provided by our independent auditors, including the adequacy of staffing and compensation;

•	approving non-audit services;

•	overseeing management’s relationship with our independent auditors;

•	overseeing management’s implementation and maintenance of effective systems of internal and disclosure controls;

•	reviewing our internal audit program; and

•	overseeing our enterprise risk management program.

The Audit Committee reviews and discusses with management and the independent auditors all annual and quarterly financial statements prior to their issuance. The Audit Committee’s discussions with management and the independent auditors include a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee met both with management and with the independent auditors who are responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee also met with each of the independent auditors and the internal auditors without management being present. The Audit Committee discussed with the independent auditors and management the results of the independent auditors’ examinations; their judgments as to the quality, not just the acceptability, of our accounting principles; the adequacy and effectiveness of our accounting and financial internal controls; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and such other matters as are required to be communicated to the Audit Committee under generally accepted auditing standards, including Accounting Standards Board Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee discussed with the independent auditors the auditor’s independence from management and Libbey, including the matters in the written disclosures required by the Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees.

Taking all of these reviews and discussions into account, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Carlos V. Duno, Chair
Jean-René Gougelet
Peter C. McC. Howell
Carol B. Moerdyk

COMPENSATION-RELATED MATTERS

Compensation Discussion and Analysis

Executive Summary

Financial and Operational Highlights for 2010.  For Libbey, 2010 got off to a fast start. After our stock was delisted by the New York Stock Exchange in April 2009 and we restructured our 16% payment-in-kind notes, which we refer to as the PIK Notes, in October 2009, on January 4, 2010 our stock reclaimed the “LBY” ticker symbol and began trading on the NYSE Amex exchange. Shortly after that, on February 8, 2010 we completed a successful offering of $400 million of senior secured notes, while also amending our asset-based loan facility to replace it with a smaller facility. Using the proceeds of the new senior secured notes, which have a 5-year term and bear interest at a fixed annual rate of 10%, together with cash on hand, we paid off our $306 million of floating rate senior secured notes as well as the remaining PIK Notes.

During the balance of 2010, we continued to focus on generating cash and strengthening our balance sheet, while at the same time improving our sales and operating performance. As a result, we paid down approximately $10 million of debt in Portugal and China in late 2010, and on March 25, 2011, we further strengthened our balance sheet by redeeming $40 million of our 10% senior secured notes due 2015.

Additionally:

•	We increased net sales by 6.8%, from $748.6 million in 2009 to $799.8 million in 2010. International sales increased 12.2%, including a 29.4% increase in sales to Libbey China customers, a 12.8% increase in sales to customers of our Portuguese subsidiary and a 10.8% increase in sales to customers of our Dutch subsidiary. In our North American Glass segment, sales to customers of our Mexican subsidiary increased by 21.9%, with sales to U.S. and Canadian retail glassware customers increasing 6.2%. In addition, sales to U.S. and Canadian foodservice customers registered sequential quarterly improvements in 2010 over the comparable periods for 2009, finishing with an 8.6% increase during the fourth quarter of 2010 compared to the prior-year quarter.

•	According to NPD Retail Tracking Service, we increased our share of the U.S. retail market for casual glass beverageware by 450 basis points to 46.6%.

•	We were named by Sysco Inc., the largest foodservice distributor in the U.S., as a Top 100 Supplier for the ninth consecutive year.

•	We completed a highly successful secondary offering, by Merrill Lynch PCG, Inc. , of over 4 million shares of Libbey stock, placing those shares in the hands of new and more strategic, long-term investors.

The following graphs demonstrate the significant progress that we have made since 2008 with respect to 4 key performance measures — Adjusted EBITDA, Long-Term Debt (Net of Cash), Net Income (Loss) Per Diluted Share, and, perhaps most importantly, our closing stock price:

$140.0
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$-
$85.2
$90.1
$115.0
2008
2009
2010

Adjusted EBITDA
(in millions)

$600.0
$500.0
$400.0
$300.0
$200.0
$100.0
$-
$537.0
$460.2
$370.9
2008
2009
2010

Long-Term Debt (Net of Cash)

$4.00
$3.00
$2.00
$1.00
$-
$(1.00)
$(2.00)
$(3.00)
$(4.00)
$(5.00)
$(6.00)
$3.51
$(1.90)
$(5.48)
2008
2009
2010

Net Income (Loss) Per Diluted Share

$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$-
$1.25
$7.65
$15.47
2008
2009
2010

December 31 Closing Stock Price

In fact, as the performance graph below shows, our 1-year total shareholder return for 2009 of 512% and our 1-year total shareholder return for 2010 of 102.2% significantly exceeded both the Russell 2000 Index (27.17% in 2009 and 26.85% in 2010) and S&P 600 Housewares & Specialties Index (52.97% in 2009 and – 6.53% in 2010) during the same period:

	ANNUAL RETURN PERCENTAGE
	Years Ending
Company/Index	Dec06	Dec07	Dec08	Dec09	Dec10

Libbey Inc.	21,97	29.12	-92.00	512.00	102.22
Russell 2000 Index	18,37	-1.57	-33.79	27.17	26.85
S & P 600 Houseweres & Specialties	10,07	8.57	-40.75	52.97	-6.53

	INDEXED RETURNS
	Years Ending
	Base
	Period
Company/Index	Dec05	Dec06	Dec07	Dec08	Dec09	Dec10

Libbey Inc.	100	121.97	157.49	12.59	77.08	155.88
Russell 2000 Index	100	118.37	116.51	77.15	98.11	124.48
S & P 600 Houseweres & Specialties	100	110.07	119.50	70.80	108.31	101.24

Named Executive Officers.  For purposes of this proxy statement, our named executive officers for 2010 were:

•	John F. Meier, Chairman and Chief Executive Officer

•	Richard I. Reynolds, Executive Vice President and Chief Financial Officer (and, until June 10, 2010, our Chief Operating Officer)

•	Gregory T. Geswein, Vice President, Strategic Planning & Business Development (and, until June 10, 2010, our Chief Financial Officer)

•	Daniel P. Ibele, Vice President, Global Sales & Marketing (and, until June 10, 2010, our Vice President, General Sales Manager, North America)

•	Roberto B. Rubio, Vice President, Global Manufacturing & Engineering (and, until June 10, 2010, Vice President, General Manager, International Operations)

2010 Executive Compensation Highlights.  The structure of our executive pay program remained largely unchanged in 2010 compared to 2009. However, our strong performance in 2009, coupled with the rebound in our stock price and our receipt of shareholder approval of our Omnibus Plan, enabled the Compensation Committee to:

•	approve salary increases (the first in 25 months) ranging from 3.8% to 8.3% for our executive officers, with effective dates occurring on February 1, 2010 for some officers and May 1, 2010 for others; and

•	revert to the methodology used prior to 2009 for determining the number of NQSOs and RSUs to be granted to executive officers and other employees;

In addition, on February 7, 2011, after reviewing our performance for 2010, the Compensation Committee:

•	determined that our executive officers had earned a payout under each of the performance metrics included in the corporate component of our 2010 SMIP (representing 70% of each executive officer’s annual incentive opportunity,) as follows:

			Percentage of	Payout
Performance Metric	Actual	Budget	Actual to Budget	Percentage

Free Cash Flow	$48.9 million	$47.9 million	102%	110%
Adjusted EBITDA	$115.0 million	$108.7 million	106%	129%

•	determined that each of our named executive officers had earned a payout under the individual component of our 2010 SMIP (representing 30% of each executive officer’s annual incentive opportunity,) as follows:

Individual
Named Executive Officer	Component Payout

G. Geswein	$65,529
D. Ibele	48,476
J. Meier	243,067
R. Reynolds	134,483
R. Rubio	111,483

•	determined that some of our executive officers, including Messrs. Geswein and Ibele, had earned small discretionary bonuses for 2010 performance:

Amount of
Named Executive Officer	Discretionary Bonus

G. Geswein	$7,421
D. Ibele	$7,891

•	determined that, during the 3-year performance cycle beginning January 1, 2008 and ending December 31, 2010, we had achieved adjusted EBITDA equal to 91.5% of budgeted EBITDA for that period, resulting in a payout of performance shares under our 2008 long-term incentive plan, which we refer to as our 2008 LTIP, equal to 71.8% of the target number of performance shares awarded in 2008 under that plan.

For more information with respect to these awards, see “What pay did Libbey’s executives receive for 2010?” below.

In addition, in connection with strategic changes to management roles that we announced in June 2010, our Compensation Committee increased Mr. Ibele’s base salary to $312,000, effective July 1, 2010, in recognition of his expanded responsibilities as Vice President, Global Sales & Marketing and increased the target annual and long-term incentive opportunities for Mr. Ibele and Mr. Rubio in recognition of their new responsibilities. The increase in the target annual incentive opportunities applied to pay earned during the second half of the year, and the increase in the target long-term incentive opportunities applies to awards made beginning in 2011. The Committee also increased the 2011 target long-term incentive opportunity of another executive officer (who is not a named executive officer) in recognition of his work restructuring the Company’s capital structure and to ensure internal equity among executive officers.

Finally, for 2011 we elected to discontinue the practice of providing tax gross-ups on the financial and tax planning and executive physical examination perquisites that we provide to executive officers.

What are the objectives of Libbey’s executive pay program?

Our executive pay program for 2010 was structured to achieve the following objectives:

•	Talent Attraction and Retention Objective. Our business continued to face challenges during 2010, and significant effort continues to be required to strengthen our balance sheet, improve operations to reduce costs and increase our market shares. In addition, our 2 most senior executives,

Messrs. Meier and Reynolds, were (and continue to be) approaching retirement. Accordingly, retention of our other highly qualified and experienced executives was critical during 2010 and will continue to be critical during 2011.

•	Motivational Objective. We have a complex business, with operations in 5 countries on 3 continents and sales to more than 100 countries around the globe. We have more debt than we would like to have, although we have made significant progress in reducing our debt. In addition, geopolitical and economic uncertainties around the world continued to challenge our markets in 2010 and thus far in 2011. We structured our 2010 executive pay program to provide adequate financial incentives to keep our executives motivated to meet these challenges.

•	Alignment Objective. We structured the pay program to align the interests of our executives with those of our shareholders generally, ensuring that, if our shareholders profited, our executives also would profit.

•	Reasonableness Objective. We designed our pay program to balance the need to provide sufficient financial incentives to achieve the 3 objectives described above with the need to ensure that executive pay is reasonable and appropriate.

In what forms did Libbey deliver pay to its executives in 2010, and what purposes do the various forms of pay serve?

Balanced Program with Significant Pay At Risk.  For 2010, the pay opportunities of our CEO and our other named executive officers were designed to provide a balance of stable and competitive pay in the form of base salary, fringe benefits and perquisites; equity compensation (NQSOs and RSUs) that align our executives’ interests with those of shareholders generally and also serve as retention tools; and annual and long-term incentive awards that are designed to motivate our executives to drive our financial and operational performance. The charts set forth below show the balance of these pay elements and reflect the significant portion of the pay of our named executive officers that is performance-based pay.

Components of Total Target Compensation Opportunity(1) for 2010

(1) Includes Base Salary earned in 2010; Performance-Based Pay payable at a target (100%) payout; and Time-Vested Pay. Performance-Based Pay includes the opportunity to earn annual incentive compensation under our 2010 SMIP and the opportunity to earn performance-based cash awards, payable in 2013, under the performance component of our 2010 LTIP. Time-Vested Pay includes the intended grant-date value of NQSOs and RSUs awarded in 2010. Vesting of NQSOs and RSUs is subject to continued service over a 4-year period.

Components of Total Maximum Compensation Opportunity(1) for 2010

(1) Includes Base Salary earned in 2010; Performance-Based Pay payable at a maximum (200%) payout; and Time-Vested Pay. Performance-Based Pay includes the opportunity to earn annual incentive compensation under our 2010 SMIP and the opportunity to earn performance-based cash awards, payable in 2013, under the performance component of our 2010 LTIP. Time-Vested Pay includes the intended grant-date value of NQSOs and RSUs awarded in 2010. Vesting of NQSOs and RSUs is subject to continued service over a 4-year period.

The following table sets forth the respective forms of pay for which our executive officers were eligible for 2010, the characteristics of those forms of pay, and the purposes or objectives that each form of pay is designed to fulfill:

Form of Pay	Characteristics	Purpose/Objective
Annual cash compensation

Base Salary
• Fixed component, reviewed annually.

• Differences among executives are a function of level of responsibility, experience, tenure, individual performance, comparison to market pay information and applicable law.

• Pay based upon level of responsibility, experience, tenure, individual performance and comparison to market pay information.

• Provides for stable and fixed level of competitive pay; contributes to talent attraction and retention objective.

Form of Pay	Characteristics	Purpose/Objective
Annual incentive award under our SMIP
• At-risk variable pay opportunity for short-term performance.

• Target award equal to a percentage of actual base salary.(1)

• Differences in target awards are a function of level of responsibility, anticipated ability to affect company performance and comparison to market pay information.

• Amount actually payable varies based upon company and individual performance.
• Motivates sustained performance. • Motivates achievement of short-term company and individual goals. • Attracts and retains talent by providing a market-competitive cash incentive opportunity.
Discretionary cash awards
• Payout based on Compensation Committee’s qualitative assessment of each executive officer’s individual performance, performance relative to internal peers, the extent to which the leadership of the executive officer contributed to our success during the year and any outstanding achievements during the year that were not contemplated when individual goals under the SMIP were set.
• Rewards individual performance that demonstrates excellence in the execution and achievement of short-term goals without sacrificing focus on Libbey’s long-term goals.

Form of Pay	Characteristics	Purpose/Objective
Long-term Incentives under our LTIP(2)

Performance component
• At-risk variable pay opportunity for sustained, long-term performance.

• Target opportunity equal to a percentage of base salary.

• Differences in target opportunities are a function of level of responsibility, anticipated ability to affect company performance over the long term and comparison to market pay information.

• Amount actually earned is formula-driven.

• For 2008-2010 performance cycle, payable in the form of 1 share of Libbey common stock for each earned performance share. For 2010-2012 performance cycle, payable in the form of cash.

• With respect to performance cycles as to which the award earned is payable in shares of Libbey common stock, performance shares having a grant date fair value equal to a target payout are awarded at inception of the performance cycle, but the underlying shares of common stock are issued only if and to the extent earned. No dividends are payable on the common stock underlying unearned performance shares, and the executive does not have voting rights with respect to unearned performance shares.
• Motivates long-term performance because amount realized varies based upon actual financial performance. • Aligns interests with shareholders. • Attracts and retains high-caliber executive talent.

Form of Pay	Characteristics	Purpose/Objective
NQSOs
• Inherently performance-based award.

• Exercise price equal to closing price on grant date.

• Differences in value (and therefore number) of NQSOs awarded to various executives are a function of level of responsibility, anticipated ability to affect company performance over the long term, comparison of grant date value to be transferred to market pay information and differences in Black Scholes values of the NQSOs on their respective grant dates.

• Generally awarded annually, with 1/4 vesting at the end of each of the first 4 years of a 10-year term. Awards to new hires that cliff vest on the third anniversary of date of hire also may be made.

• Motivates long-term performance because amount realized is based on the stock price appreciation from the date of grant.

• Aligns interests with shareholders.

• Attracts talent by providing market-competitive awards; time-based vesting also serves to retain talent.

RSUs
• Differences in the value (and therefore number) of RSUs awarded to various executives are a function of level of responsibility, anticipated ability to affect company performance over the long term, comparison to market pay information and the closing price used to determine the number of RSUs awarded.

• Generally awarded annually, with 1/4 vesting on each of the first through fourth anniversaries of the grant date.

• No dividends are payable on the common stock underlying unvested RSUs, and the executive does not have voting rights with respect to unvested RSUs.

• Attracts talent by providing market-competitive awards; time-based vesting also serves to retain talent.

• Motivates performance because amount realized varies based upon stock price performance over an extended period of time.

Fringe benefits and perquisites

Medical, dental and life insurance benefits	• Benefits provided to U.S. executive officers on the same basis as for all salaried U.S. employees.	• Provides market-competitive fringe benefits that further talent attraction and retention objective.

Form of Pay	Characteristics	Purpose/Objective
Limited perquisites
• Tax return preparation and financial planning
• Direct payment or reimbursement of fees incurred in connection with personal financial planning and tax return preparation, together with related “gross-ups.” We have discontinued tax gross-ups on this benefit beginning in 2011.
• Provides access to knowledgeable resources that can assist our executives in efficiently and effectively managing their personal financial and tax planning issues.
• Executive health screening program	• Annual executive physical examination and related services.	• Provides executives with health screening and related services to help them maintain their overall health, thereby contributing to continuity of management.
• Limited ground transportation
• For each executive officer based in Toledo, Ohio, ground transportation for trips between Toledo, Ohio and the Detroit/Wayne County Metropolitan airport for the executive when traveling for business purposes and for the executive and his or her spouse when traveling together.

• For our executive officer based in Monterrey, Mexico, ground transportation for travel between the executive’s home, our facilities in Monterrey and the Monterrey airport.

• Provides fringe benefits that further our talent attraction and retention objective and our reasonableness objective.

• For our executive officer based in Monterrey, Mexico, provides secure transportation in light of the heightened risk of kidnap for ransom in that location.

Airline club membership	• Membership in 1 airline club of the executive’s choice	• Enables executives who travel frequently to maximize the amount of travel time available for performing services to Libbey.

Income protection

Retirement plans
• Cash balance pension plan, which we refer to as our Salary Plan
• Qualified plan for all U.S. salaried employees hired before January 1, 2006; certain long-term employees, including our CEO and COO, are eligible for a benefit at least equal to the benefit that would have been provided under our previous defined benefit plan.
• Provides a reasonable level of replacement income upon retirement, serving as an incentive for a long-term career with Libbey.

Form of Pay	Characteristics	Purpose/Objective
• Supplemental Retirement Benefit Plan, which we refer to as our SERP
• An excess, nonqualified plan designed to provide substantially identical retirement benefits as the Salary Plan, to the extent the Salary Plan cannot provide those benefits due to limitations set forth in the Internal Revenue Code of 1986, as amended, which we refer to as the Code or the Internal Revenue Code.
• Provides a reasonable level of replacement income upon retirement, serving as an incentive for a long-term career with Libbey.
• We have provided no enhancement of service credit under the SERP.
• 401(k) savings plan	• Matching contributions to our 401(k) savings plan provided on the same basis as for all salaried U.S. employees.	• Provides an opportunity to save for retirement on a tax-deferred basis up to limits established by the Code.
• Executive Deferred Compensation Plan, an unfunded plan that we refer to as our EDCP
• Permits deferrals of up to 60% of base pay and cash incentive compensation, and up to 100% of equity compensation.

• Deferred cash compensation deemed invested in 1 of 13 measurement funds, including a Libbey Inc. phantom stock fund; deferred equity compensation deemed invested in the Libbey Inc. phantom stock fund.

• With respect to deferrals of eligible pay in excess of IRS limitations applicable to qualified plans, matching contributions equal to 100% of first 1%, and 50% of next 2-6%, of eligible pay deferred.

• No guaranteed return on amounts deferred, which are subject to the rights of our general creditors in the event of our insolvency.

• Restores benefits that would have been available to the executives under the 401(k) plan but for IRS limitations on qualified plans, and provides an additional vehicle that enables executives to save for retirement on a tax-deferred basis, in each case contributing to our talent attraction and retention objective. To the extent cash or equity compensation is deemed invested in the Libbey Inc. phantom stock fund, also provides executive officers with an additional vehicle to meet the stock ownership guidelines applicable to executive officers.

Executive long-term disability coverage
• Enhances the standard 60% long-term disability benefit that we provide to all U.S. salaried employees with an additional, portable benefit of up to 15% of regular earnings and incentive and bonus pay, or $7,500 per month, for a total long-term disability benefit of up to 75% of pay.

• Provides a higher level of replacement income upon disability than is provided under our disability coverage available to all U.S. salaried employees, thereby contributing to our talent attraction and retention objective and our objective of motivating our executives to focus on business issues.

Form of Pay	Characteristics	Purpose/Objective
Employment and change in control agreements
•   Contingent component; payouts only if employment is terminated under certain circumstances, although certain annual incentive and other performance-based compensation may vest on an accelerated basis solely upon a change in control (without the requirement that employment be terminated).

•   Facilitates attraction and retention of high caliber executives in a competitive labor market in which formal severance plans are common.

•   Ensures executives focus on exploring opportunities that will result in maximum value for our shareholders, including actions that might result in a loss of employment with, or a change in position or standing within, Libbey.

(1)	The following table sets forth the target percentage of actual base salary for each of the named executive officers in 2010:

Target SMIP Opportunity as a
Percentage of Actual Base Salary
Named Executive Officer	(%)

G. Geswein	60%
D. Ibele (for period January 1 — June 30)	50%
D. Ibele (for period July 1 — December 31)	60%
J. Meier	90%
R. Reynolds	75%
R. Rubio (for period January 1 — June 30)	55%
R. Rubio (for period July 1 — December 31)	60%

(2)	In 2010, each executive officer’s long-term incentive opportunity comprised a cash-based performance component and an award of NQSOs and RSUs. The long-term incentive opportunity is intended to have an aggregate economic value equal to a target percentage of the executive’s base salary. The following table sets forth the target percentage for each of the named executive officers in 2010:

Target LTIP Opportunity as a
Percentage of Base Salary
Named Executive Officer	(%)

G. Geswein	100%
D. Ibele	85%
J. Meier	180%
R. Reynolds	140%
R. Rubio	100%

How does Libbey determine the forms and amounts of executive pay?

Development and Implementation of the Executive Pay Program.  The Compensation Committee of our Board of Directors is responsible for overseeing the design, development and implementation of our executive pay program. In discharging that responsibility, the Compensation Committee engaged Hewitt Associates as its independent executive compensation consultant from 2005 through February 8, 2010. As a result of personnel changes at Hewitt, the Compensation Committee conducted a search for a new independent executive compensation consultant and, in May 2010, engaged Compensation Advisory Partners, LLC, which we refer to as CAP, as its independent executive compensation consultant. All amounts that we incurred in 2010 for services provided by both Hewitt and CAP were attributable to services provided by them to the Compensation Committee in connection with its executive pay decisions.

The Compensation Committee consults with its independent executive compensation consultant when determined to be appropriate by the Compensation Committee. A representative of Hewitt attended the February 2010 meeting at which the Compensation Committee made decisions regarding our executive pay, and a representative of CAP attended each of the other meetings in 2010 at which the Compensation Committee made decisions regarding our executive pay. Our CEO, our Vice President — Administration and our Vice President, General Counsel & Secretary attend meetings of, and provide information to, the Compensation Committee and its consultant to assist them in their pay determinations. In addition, management may request that the Compensation Committee convene a meeting, and management may communicate with the Compensation Committee’s consultant in order to provide the consultant with information or understand the views of, or request input from, the consultant as to pay proposals being submitted by management to the Committee. However, the Compensation Committee meets in executive session, without any member of management being present, to discuss and make its final pay decisions.

Our non-CEO executives play no direct role in determining their own pay, except to the extent they provide the CEO with an assessment of their own performance against their individual performance objectives and to the extent that the Vice President — Administration and the Vice President, General Counsel & Secretary provide information to the Compensation Committee with respect to pay programs affecting all executive officers.

With respect to our SMIP and our long-term incentive plans, the Compensation Committee sets the performance goals based upon input from our CEO with respect to those goals, including suggested individual performance objectives and metrics under the SMIP. In setting our corporate performance objectives and measures, the Committee seeks input from its independent consultant. The Committee also seeks input from our Board in setting our CEO’s individual performance objectives and metrics.

In determining awards to be made for current and future performance periods, the Compensation Committee considers internal pay equity within the executive officer group, but does not consider the impact of, or wealth accumulated as a result of, equity awards made during prior years, since those awards represent pay for services rendered during prior year periods.

In connection with the preparation of our proxy statement each year, the Committee reviews “tally sheets” that summarize, for each of our executive officers, the compensation paid and equity grants awarded during the prior year, as well as the amounts that would have been payable to each executive officer if the executive officer’s employment had been terminated under a variety of scenarios as of December 31 of the prior year. The Committee uses these “tally sheets,” which provide substantially the same information as is provided in the tables included in this proxy statement, primarily for purposes of ensuring that our executives’ estimated pay is consistent with the Committee’s intent in adopting the program and for reviewing internal pay equity within the executive officer group.

Process for Setting 2010 Executive Pay.  As noted above under “Executive Summary — 2010 Executive Compensation Highlights,” the structure of our 2010 executive pay program remained substantially the same as the structure of our 2009 executive pay program. Decisions as to the base salary increases that were implemented in February and May 2010 were made by the Compensation Committee at its February 2010 meeting after receiving input from our CEO and the Committee’s independent consultant. As noted in our proxy statement for our 2010 annual meeting of shareholders, the Compensation Committee determined in late 2009 that Mr. Rubio’s target long-term incentive opportunity for 2010 should be increased to 100% of his annual base salary in effect on January 1, 2010, when Mr. Rubio was transferred from the payroll of our Mexican subsidiary to our U.S. payroll. This increase in Mr. Rubio’s target long-term incentive opportunity for 2010 was designed to reflect Mr. Rubio’s promotion from Vice President, General Manager, Libbey Mexico to Vice President, General Manager, International Operations.

In June 2010, when we announced strategic management changes, our CEO recommended, and the Compensation Committee and its independent consultant concurred, that the 2010 annual incentive targets for Mr. Ibele and Mr. Rubio should be adjusted to reflect the change in their scope of duties. Because Mr. Ibele’s duties for the second half of 2010 were expanded significantly to comprise global sales and marketing, Mr. Ibele’s target annual incentive opportunity for the second half of 2010 was increased from 50% of base salary to 60% of base salary actually earned. Similarly, since Mr. Rubio’s responsibilities were modified to encompass manufacturing and engineering for our operations worldwide, his target annual incentive opportunity for the second half of 2010 was increased from 55% to 60% of base salary actually earned. At the same time, the Committee increased the target long-term incentive opportunities applicable to Mr. Ibele and Mr. Rubio in 2011 to 110% of annual base salary in effect on January 1, 2011.

In February 2011, the Compensation Committee, with input from our CEO and the Committee’s independent consultant, reviewed our 2010 performance and made the awards described above under “Executive Summary — 2010 Executive Compensation Highlights.”

Our Equity Grant Practices.  Grants of equity awards have been made under the following circumstances:

•	We occasionally grant “sign-on” awards of NQSOs to individuals who have accepted offers of employment for executive positions with Libbey. With respect to each grant of NQSOs, the exercise price of the NQSOs is the closing price of Libbey common stock on the date on which the Compensation Committee authorizes the award or, if later, the date on which the individual reports to work at Libbey. We had no new executive officers in 2010, so there were no “sign-on” awards of NQSOs made to executive officers in 2010.

•	In February of each year the Compensation Committee typically makes awards of RSUs and NQSOs to our executive officers and other key executives under our long-term incentive compensation program. In each year from 2006 through 2008, the Committee also awarded performance shares that could be earned to the extent we achieved cumulative adjusted EBITDA over specified performance periods. Although the Compensation Committee typically authorizes these awards at its meeting in early February of each year, before we announce financial results for the recently concluded fiscal year, the number of RSUs, NQSOs and performance shares (if applicable) is not determined, and the grants are not made, until after we announce those financial results. In determining the number of RSUs and performance shares (if any) to be awarded, the Committee typically divides the economic value intended to be granted by the average closing price of our common stock over a period of 60 consecutive trading days ending on the first business day after we announce financial results. Similarly, in determining the number of NQSOs to be awarded, the Committee typically divides the economic value to be transferred by the Black Scholes values of the NQSOs on the respective grant dates. As disclosed in our proxy statement for our 2010 annual meeting of shareholders, the Compensation Committee modified the methodologies used for determining the number of RSUs and NQSOs to be awarded in February 2009. The Committee did so because we wanted to control the rate at which we delivered equity compensation to executives in the light of the significant reduction in our share price in late 2008 and early 2009. In light of the rebound in our stock price late in 2009 and early in 2010, the Compensation Committee reverted to the original methodology for purposes of determining the number of RSUs and NQSOs awarded in February 2010.[1]

•	The Compensation Committee has delegated authority to the Chairman of the Board to make limited grants of NQSOs, restricted stock and RSUs to senior managers and other employees who are not executive officers. The Chairman’s authority to make these grants is subject to the following limitations and conditions:

•	The Compensation Committee has limited the total number of shares that may be granted as NQSOs, restricted stock or RSUs, as the case may be, that may be granted;

•	The exercise price of any NQSOs that the Chairman awards cannot be less than the closing price of our common stock on the date of grant;

•	Grants of NQSOs may not be made during “quiet periods”; and

•	The Chairman must report periodically to the Compensation Committee with respect to the awards that he has made pursuant to this delegation of authority.

Potential Impact of Misconduct on Compensation.  Our SMIP and long-term incentive plans are authorized under our Omnibus Plan. Under the Omnibus Plan, if:

•	we are required, as a result of misconduct, to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws; and

•	any of our executives knowingly engaged, or was grossly negligent in engaging, in the misconduct, or knowingly failed, or was grossly negligent in failing, to prevent the misconduct or is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, then the executive is required to reimburse us the amount of any payment that was made in settlement of an award made under the Omnibus Plan and that was earned or accrued during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying the financial reporting requirement in question.

Share Ownership Guidelines.  In 2010 we significantly modified the share ownership guidelines applicable to our non-employee directors. In October 2007, we established guidelines pursuant to which our executive officers also are required to achieve ownership of meaningful amounts of equity in Libbey. For further information regarding our stock ownership guidelines for non-employee directors and executive officers, see “Stock Ownership — How much Libbey stock do our directors and officers own? — Stock Ownership Guidelines” above.

1 The grants of RSUs awarded in February 2010 were contingent on our receipt of shareholder approval of our Omnibus Plan. Upon our receipt of shareholder approval at our annual meeting of shareholders on May 6, 2010, the RSUs were granted subject to a 4-year vesting schedule, with the first 25% vesting on February 11, 2011.

What pay did Libbey’s executives receive for 2010?

Base Salaries.  In February 2010, the Compensation Committee approved salary increases for each of the executive officers. These salary increases were the first salary increases in 25 months and followed a 9 1/2 month period in 2009 during which our executive officers’ monthly pay was cut by 7.5%. Salary increases for the named executive officers were:

	Annualized Salary	Annualized Salary	% Increase in
Named Executive Officer	Before Increase	After Increases	Annualized Salary

G. Geswein	$337,632	$354,258	4.9%
D. Ibele	$272,652	$283,560	4%
J. Meier	$690,000	$724,512	5%
R. Reynolds	$446,280	$464,136	4%
R. Rubio	$410,000	$444,168	8.3%

In addition, Mr. Ibele’s annualized base salary was increased to $312,000 effective July 1, 2010, when he assumed responsibility for our global sales and marketing.

Annual Incentive Compensation.  As indicated under “Executive Summary — 2010 Executive Compensation Highlights” above, our 2010 SMIP included two components in 2010: a corporate component and an individual component. We employed 2 performance metrics in connection with the corporate component of the plan: (1) the ratio of actual adjusted EBITDA to budgeted EBITDA and (2) the ratio of actual free cash flow to budgeted free cash flow.2 As a result, each executive officer’s annual incentive opportunity for 2010 was divided as follows:

2 The 2010 budget that we submitted to our Board for approval in late 2009 assumed that during 2010 we would make 2 interest payments on our senior secured notes. As a result of the refinancing of those notes completed in February 2010, we were required to make only 1 interest payment during 2010. Accordingly, we submitted an adjusted budget to the Board that increased budgeted free cash flow for 2010, and the portion of our executive officers’ actual 2010 SMIP awards attributable to performance against the free cash flow metric is based on a comparison of actual free cash flow to the increased budgeted free cash flow.

2010 SMIP Opportunity

Reconciliations of adjusted EBITDA and EBITDA to net income (loss) and of free cash flow to adjusted EBITDA are set forth on Attachment 1. We selected adjusted EBITDA and free cash flow as our corporate-wide performance measures for 2010 because we wanted to achieve a balance between our continuing need to generate cash to fund our operations and reduce our debt and our need to generate EBITDA to increase our stock price and ensure that, when we refinance our debt in the coming years, we are able to do so on as favorable terms as possible.

On February 7, 2011, the Compensation Committee met and reviewed our performance and the performance of our executive officers during 2010. The Committee reviewed our actual free cash flow and adjusted EBITDA for 2010, and compared them to our budgeted free cash flow and budgeted EBITDA (adjusted for special items) for the year. Applying the scale described in footnote 2 to the Grants of Plan-Based Awards Table, the Committee determined that we had achieved 102% of budgeted free cash flow and 106% of budgeted EBITDA for 2010, resulting in a combined payout under the corporate component of approximately 121% of target.

With respect to the individual component applicable to our named executive officers in 2010, the Compensation Committee approved individual objectives for each of them early in the year. In June 2010, the responsibilities of 4 of our named executive officers changed. Specifically, Mr. Reynolds moved from the Chief Operating Officer position to the Chief Financial Officer position, which Mr. Geswein vacated to become Vice President, Strategic Planning and Business Development; Mr. Ibele assumed responsibility for global sales and marketing, in contrast to his previous responsibility only for North American

2 The 2010 budget that we submitted to our Board for approval in late 2009 assumed that during 2010 we would make 2 interest payments on our senior secured notes. As a result of the refinancing of those notes completed in February 2010, we were required to make only 1 interest payment during 2010. Accordingly, we submitted an adjusted budget to the Board that increased budgeted free cash flow for 2010, and the portion of our executive officers’ actual 2010 SMIP awards attributable to performance against the free cash flow metric is based on a comparison of actual free cash flow to the increased budgeted free cash flow.

sales; and Mr. Rubio assumed responsibility for global manufacturing and engineering, in contrast to his previous responsibility only for international operations. As a result, the Compensation Committee determined that, for each of these named executive officers, an additional individual objective should be added to reflect his new responsibilities. The Compensation Committee then determined to weight the individual objectives attributable to the first 6 months of the year at 50% of the individual component, with the individual objectives attributable to the latter 6 months of the year making up the other 50% of the individual component.

Although disclosure of certain of the individual objectives of our executives may result in competitive harm, the following table provides examples of the individual objectives, and corresponding scores, of our named executive officers for 2010:

Named Executive Officer	Individual Objective	Score

G. Geswein	• Working together with our Vice President, General Manager, International Operations, improve the return on invested capital of our International operations	103.3%
	• Achieve specified objectives relating to leadership of our global finance team
	• Conclude specified strategic initiatives

D. Ibele	• Ensure that we achieve specified sales and margin targets	93.9%
	• Achieve specified objectives relating to leadership of our sales team

J. Meier	• Achieve budgeted EBITDA	125.0%
	• Complete strategic plan for period ending 2015
	• Achieve specified succession planning objectives

R. Reynolds	• Achieve budgeted EBITDA	129.4%
	• Implement specified information technology solutions
	• Improve our annual business budget process

R. Rubio	• Achieve increased International sales and International EBITDA	146.4%
	• Analyze and refine our go-to-market strategies in specified markets
	• Achieve specified overall equipment effectiveness targets

The Committee received input from our CEO as to the performance by our other executive officers relative to their individual objectives. In addition, prior to the meeting, the Committee reviewed the performance evaluation completed by our non-employee directors with respect to our CEO’s performance in 2010, including his performance with respect to his individual objectives. After meeting in executive session with the Committee’s independent compensation consultant, the Committee determined that the respective named executive officers had achieved the scores earned in the table above.

As a result, each of the named executive officers earned the following annual incentive compensation for 2010:

Named Executive Officer	Annual Incentive

G. Geswein	$244,415
D. Ibele	186,698
J. Meier	791,426
R. Reynolds	427,561
R. Rubio	326,222

Discretionary Cash Awards.  For some of our executives, including Messrs. Geswein and Ibele, the Compensation Committee determined that discretionary cash awards were warranted. Specifically, the Committee determined that Messrs. Geswein and Ibele merited small discretionary awards of $7,421 and $7,891 for the following reasons:

Named Executive Officer	Rationale for Discretionary Award

G. Geswein	Mr. Geswein’s leadership in connection with the refinancing completed in February 2010 was critical to its success.
D. Ibele	Mr. Ibele cost-effectively realigned sales and marketing personnel in key markets and provided significant leadership to developing sales and marketing managers, contributing to substantial increases in sales to customers of our Mexican, Portuguese and Dutch subsidiaries.

Long-Term Performance-Based Compensation. The long-term performance-based compensation opportunity provided to our executive officers for performance during 2010 consisted of the following components:

•	Performance shares awarded under the 2008 LTIP, which the Compensation Committee adopted early in 2008. The 2008 LTIP provided the opportunity to earn performance shares over a single, 3-year performance cycle beginning on January 1, 2008 and ending December 31, 2010. The performance measure under the 2008 LTIP was the ratio of cumulative EBITDA over the performance cycle (adjusted as described below) to the sum of EBITDA budgeted for each of the 3 years during the performance cycle. For purposes of determining the extent to which performance shares are earned under our 2008 LTIP, EBITDA is calculated and adjusted as described under the heading “— Annual Incentive Compensation” above. EBITDA also may be adjusted to take into account the impact of any acquisition or disposition with respect to which EBITDA for the business that is acquired or sold, as the case may be, exceeds $5.0 million.

•	A performance component under our 2010 LTIP, which the Compensation Committee adopted early in 2010. Under this component, cash awards are payable if and to the extent we achieve, over a 3-year performance cycle beginning January 1, 2010 and ending December 31, 2012, cumulative EBITDA (adjusted as described below) equal to the sum of EBITDA budgeted for each of the 3 years during the performance cycle. Again, for purposes of determining the extent to which the cash award is earned, EBITDA is calculated and adjusted as described under the heading “— Annual Incentive Compensation” above and may be further adjusted to take into account the impact of any acquisition or disposition with respect to which EBITDA for the business that is acquired or sold, as the case may be, exceeds $5.0 million.

On February 7, 2011, the Compensation Committee determined that our cumulative adjusted EBITDA for the period January 1, 2008 through December 31, 2010 was $290.4 million, or 91.5% of the sum of adjusted EBITDA budgeted for each year during that 3-year period. The Committee then used the following scale and determined that participants under the 2008 LTIP had earned 71.8% of the target number of performance shares awarded to them for the period January 1, 2008 through December 31, 2010:

	Percentage of	Payout as
	Budgeted EBITDA	Percentage of Target
Payout Level	(%)	(%)

Threshold	85%	50%
Target	100%	100%
Maximum	115%	200%

As a result, in February 2011, we settled the earned performance shares by issuing the following number of common shares to the named executive officers:

Named Executive Officer	No. of Shares(1)

G. Geswein	5,060
D. Ibele	3,430
J. Meier	19,390
R. Reynolds	9,615
R. Rubio(2)	5,621

(1)	Each of the named executive officers other than Mr. Rubio elected to have us withhold shares to cover taxes on these awards. Net of the withheld shares, we issued to the named executive officers the following number of shares: Mr. Geswein — 3,431 shares; Mr. Ibele — 2,326 shares; Mr. Meier — 13,146 shares; and Mr. Reynolds — 6,519 shares.

(2)	Mr. Rubio’s target opportunity for this 3-year performance cycle was prorated based upon his July 1, 2009 date of hire.

Stock Options and RSUs.  When the Compensation Committee adopted our equity-based 2006 LTIP, it contemplated that, for each 3-year period covered by an LTIP, executives would be entitled to grants of NQSOs and RSUs equal to a total of 60% of their respective target LTIP opportunities. As described in our proxy statement for our 2010 annual meeting of shareholders, the Compensation Committee changed the methodology for determining the number of NQSOs and RSUs awarded in 2009 in reaction to our low stock price and the limited number of shares available for awards under our 2006 Omnibus Incentive Plan, with the result that the economic value of the NQSOs and RSUs granted to our executives in 2009 was reduced by 88% and 83%, respectively. After noting the significant increase in our stock price since that time, as well as the submission to our shareholders (and subsequent receipt of shareholder approval at our 2010 annual meeting of shareholders) of the Omnibus Plan, the Compensation Committee determined that it was appropriate to revert to the previous methodology for purposes of determining the number of NQSOs and RSUs to be awarded in 2010. Accordingly, in February 2010 the Compensation Committee awarded to our executive officers NQSOs and RSUs (each subject to 4-year vesting) having an economic value at the time of award equal to 20% and 40%, respectively, of our executive officers’ respective target long-term incentive opportunity.

What is the Compensation Committee’s policy regarding deductibility of compensation?

Pursuant to Section 162(m) of the Internal Revenue Code, publicly-held corporations are prohibited from deducting compensation paid to certain executive officers, as of the end of the fiscal year, in excess of $1.0 million, unless the compensation is “performance-based.” It is the Compensation Committee’s policy that compensation paid to our named executive officers should, to the extent it exceeds $1.0 million in any year, qualify under Section 162(m) as “performance-based,” provided that compliance with Section 162(m) is consistent with our overall corporate tax planning strategies and our executive pay objectives, as set forth in “What are the objectives of Libbey’s executive pay program?”

How are Libbey’s directors compensated?

Our management directors do not receive additional pay for service on the Board of Directors. Through April 2010, we paid the following forms and amounts of compensation to our non-management directors:

Annual Retainer:	$25,000 (paid in quarterly installments of $6,250)
Equity Awards:	On the date of each annual meeting of shareholders, outright grant of shares of common stock valued at $40,000 on the date of grant
Audit Committee Chair Retainer:	$7,500 per year
Compensation Committee Chair and Nominating and Governance Committee Chair Retainers:	$5,000 per year
Regular Board Meeting Fees:	$1,500 per meeting
Regular Committee Meeting Fees:	$750 per meeting
Telephonic Board or Committee Meeting Fees:	$500 per meeting
Other Fees:	$500 per half day for performance of special Board or committee business requested of the director

On May 6, 2010, our Board adopted a new pay program for our non-management directors. Under the new program, which went into effect on May 1, 2010, the following changes were made to the director pay program:

•	Meeting fees for Board and committee meetings were eliminated;

•	The annual cash retainer payable to non-management directors for Board service was increased to $40,500;

•	Annual cash retainers for service by non-management directors on Board committees were instituted as follows:

Committee	Member Retainer

Audit Committee	$6,500
Compensation Committee	$6,000
Nominating and Governance Committee	$5,000

•	The annual cash retainers payable to the chairs of the Audit Committee, Compensation Committee and Nominating and Governance Committee were set at $10,000, $7,500 and $5,000, respectively; and

•	The value of common stock granted to non-management directors at each annual meeting of shareholders was increased to $52,500.

We continue to pay $500 per half-day for special board or committee service, such as the service provided by certain directors in connection with our strategic planning during 2010 and service to be provided by members of the ad hoc succession planning committee recently appointed by the Board.

Concurrently, in a further attempt to align the interests of our non-employee directors with those of our shareholders, we significantly modified (and increased) the stock ownership guidelines for non-employee directors. For more information with respect to our stock ownership guidelines for non-employee directors, see “Stock Ownership — How much Libbey stock do our directors and officers own? — Stock Ownership Guidelines” above.

Directors may elect, pursuant to the Director DCP, to defer cash and/or equity compensation into any of 13 measurement funds. The Director DCP, as well as the predecessor deferred compensation plans under which non-employee directors were eligible to participate, are unfunded plans, and the Company does not guarantee an above-market return on amounts deferred under any of these plans. Amounts deferred under the Director DCP, as well as under a predecessor plan, are, at the election of the applicable director, payable either in a lump sum or in installments over a period of time selected by the director. Amounts deferred under our first deferred compensation plan for outside directors are payable in a lump sum upon retirement from our Board or, if earlier, upon death of the director.

In addition to paying the compensation listed above, we reimburse our non-management directors for their travel expenses incurred in attending meetings of the Board or its committees, as well as for fees and expenses incurred in attending director education seminars and conferences. The directors do not receive any other personal benefits.

Potential Payments Upon Termination or Change in Control

As discussed under “In what forms did Libbey deliver pay its executives in 2010, and what purposes do the various forms of pay serve?” above, we have employment agreements with our executive officers and change in control agreements with our executive officers and certain other key members of senior management. We have made no changes to the employment and change in control agreements that were in effect on the date of our 2010 annual meeting of shareholders, and we have not entered into any additional employment or change in control agreements since the date of that meeting.

Our employment and change in control agreements, each of which renews automatically each calendar year unless we give notice of non-renewal by September 30 of the year before the next automatic extension would be effective1, reflect the continued belief of our Compensation Committee and Board that it is in the best interests of our shareholders to provide our executive officers with income replacement upon the occurrence of any of the “triggers” described in the employment and change in control agreements. That belief is based upon the following:

•	Surveys demonstrate that a significant majority of companies of similar size (as determined by revenues) and in similar industries provide their executive officers with change in control and other severance benefits. Accordingly, we would be at a competitive disadvantage in attracting and

1 Under the circumstances described in the “Employment Agreements” table that follows, non-renewal of an employment agreement may constitute a “trigger” under which benefits are payable to the executive whose agreement is not renewed.

retaining high-caliber senior executives if we were to eliminate the benefits provided by these agreements. The loss of a senior executive to another company that provides these benefits could adversely impact our ability to achieve our business strategies and our succession planning for Libbey’s future.

•	In periods of uncertainty concerning the future control of Libbey or the future responsibilities or standing of our respective executive officers (such as during our current period, when our CEO has announced his intended retirement by the end of this year and our Board is in the process of planning for his succession), it is imperative that each of our executive officers be focused on building value for our shareholders rather than pursuing career alternatives.

•	Foreign countries, including all of the countries outside of the U.S. in which we have operations, require that employers provide employees in those countries, including executives, with employment agreements and pay severance to employees, including executives, upon termination of employment under most circumstances. For example, when we hired Mr. Rubio on July 1, 2009 as our Vice President, General Manager, Libbey Mexico, we were obligated under the Federal Labor Law of Mexico to provide him with an employment agreement that met certain minimum requirements. At that time, the Compensation Committee authorized us to enter into an employment control agreement with Mr. Rubio in substantially the same form as the employment agreements relating to executive officers other than our CEO, COO and CFO. The Committee also authorized us to enter into a change in control agreement with Mr. Rubio in substantially the same form as the change in control agreements relating to our other executive officers. We entered into those agreements with Mr. Rubio effective January 1, 2010, when we moved his employment from our Mexican subsidiary to our U.S. company to reflect his new responsibilities as Vice President, General Manager, International Operations.

Following are tables containing summaries of the material terms of the employment and change in control agreements to which our named executive officers are party and the rationale for the respective benefits provided under those agreements. You should refer to the entire agreements, the forms of which are attached as exhibits to our Forms 10-K filed with the Securities and Exchange Commission on March 16, 2009 (as to our named executive officers other than Mr. Rubio) and March 15, 2010 (as to Mr. Rubio), for a complete description of their terms.

Employment Agreements —

Conditions to
Triggers(1)	Benefits	Payment of Benefits	Rationale

Death of the executive officer
• Base salary through the date of death

• Annual and long-term incentive compensation paid in a lump sum at target but prorated through the date of death

• In the case of Mr. Meier, 2 times his annual base salary, and in the case of the other executive officers, 1 times his or her annual base salary, in each case at the rate in effect on the date of death; payable in a lump sum

• Continuation of medical, prescription drug, dental and vision benefits for covered dependents for a period of 12 months following the date of death

• Vesting, as of the date of death, of previously unvested RSUs and NQSOs. NQSOs will be exercisable for a period of 3 years following the date of death or for such longer period following the date of death as is specified by the award

• Benefits are payable within 60 days after receipt of the written notice and evidence referred to under the adjacent column entitled “Conditions to Payment of Benefits”

• Our receipt of written notice of appointment of a personal representative on behalf of the executive officer’s estate, together with evidence of the personal representative’s authority to act

• Our receipt from the personal representative of a release of claims against the Company

• Provides, on a cost-effective basis, death benefits that exceed the available benefits under our group life insurance policy for all U.S. salaried employees. Benefits are consistent with death benefits provided under executive life insurance policies provided to executives by similar companies

• Supports a market-competitive pay package, thereby serving to attract and retain talent and to motivate focused and sustained performance

Conditions to
Triggers(1)	Benefits	Payment of Benefits	Rationale

Permanent disability of the executive officer
• Any long-term disability coverage in effect

• Base salary accrued through the date of termination, payable within 5 business days after termination

• Annual incentive compensation for the year in which termination occurs; paid at target but prorated (subject to a 50% minimum) through the date of termination; payable between January 1 and March 15 of the year following the year in which termination occurs

• Performance-based equity compensation under all plans in effect at the date of termination, paid based upon the amount actually earned but prorated through the date of termination; payable between January 1 and March 15 of the year following the end of the applicable performance cycle

• 2 times (or, in the case of Mr. Meier, 3 times) the sum of the executive officer’s (a) annual base salary at the then current rate and (b) target annual incentive opportunity at the time notice of termination is given; payable upon first to occur of (1) the date of termination or (2) the first day of the seventh month following the date of termination

• Continuation of medical, prescription drug, dental and life insurance benefits for a period of 24 months (or, in Mr. Meier’s case, 36 months) following the date of termination

• The executive officer’s execution and delivery to us of a release of all claims

• The executive officer’s obligations to us to:

• maintain the confidentiality of our proprietary information

• assign to us any inventions and copyrights obtained in connection with his employment

• assist us with any litigation with respect to which the named executive has, or may have reason to have, knowledge, information or expertise

• not interfere with customer accounts for 12 months

• not compete for 12 months

• for 12 months, not divert business opportunities of which the named executive became aware while an employee

• not solicit our employees for 12 months

• not disparage us for 12 months

• Provide, on a cost-effective basis, disability benefits under circumstances that may not be covered by our standard disability policy or our enhanced executive long-term disability coverage

• Support a market-competitive pay package, thereby serving to attract and retain talent and to motivate focused and sustained performance

• Vesting, as of the date of termination, of previously unvested RSUs and NQSOs. NQSOs will be exercisable for a period of 3 years following the date of termination or for such longer period following the date of termination as is specified by the award

Conditions to
Triggers(1)	Benefits	Payment of Benefits	Rationale

We terminate the executive officer’s employment without cause(2) or the executive officer terminates his or her employment for good reason(3)	• Same as for termination upon permanent disability	• Same as for termination upon permanent disability	• To promote sustained focus on building shareholder value during periods of uncertainty as to Libbey’s future or the executive’s job standing or responsibilities

(1)	We are obligated to provide the benefits described in the employment agreements if an executive officer’s employment is terminated upon or as a result of the occurrence of any of the events or circumstances described in this column.

(2)	Cause means any of:

•	the executive officer’s willful and continued failure (other than as a result of incapacity due to physical or mental illness or after the executive officer issues a notice of termination for good reason) to substantially perform his or her duties after our Board delivers to the executive officer a written demand for substantial performance that specifically identifies the manner in which the Board believes that the executive officer has not substantially performed his or her duties;

•	the executive officer’s willful and continued failure (other than as a result of incapacity due to physical or mental illness or after the executive officer issues a notice of termination for good reason) to substantially follow and comply with the specific and lawful directives of our Board, as reasonably determined by our Board, after our Board delivers to the executive officer a written demand for substantial performance that specifically identifies the manner in which our Board believes that the executive officer has not substantially followed or complied with the directives of the Board;

•	the executive officer’s willful commission of an act of fraud or dishonesty that results in material economic or financial injury to Libbey; or

•	the executive officer’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to Libbey.

We cannot terminate an executive officer for cause unless and until we deliver to the executive officer a copy of a resolution, duly adopted by the affirmative vote of not less than 3/4 of the entire membership of our Board at a meeting of our Board, finding that, in the Board’s good faith opinion, the executive officer committed any of the conduct described in the definition of “cause” and specifying, in reasonable detail, the particulars of that conduct. We must provide the executive officer with reasonable notice of the meeting of the Board and the opportunity, together with the executive officer’s legal counsel, to be heard before the Board. We also must provide the executive officer with reasonable opportunity to correct the conduct that he or she is alleged to have committed.

(3)	Good reason means any of the following, unless we have corrected the circumstances fully (if they are capable of correction) prior to the date of termination:

•	With respect to Mr. Meier only:

•	He ceases to be our CEO reporting to the Board, or he fails to be elected as a member of the Board.

•	There is a change in the reporting or responsibilities of any other executive officer that has not been approved by Mr. Meier.

•	With respect to each of our named executive officers other than Mr. Meier, the named executive officer ceases to be an executive officer reporting to another executive officer.

•	With respect to each of our named executive officers, including Mr. Meier:

•	His base salary is reduced by a greater percentage than the reduction applicable to any other executive officer.

•	There is a reduction in the annual incentive compensation opportunity or equity compensation opportunity established for the position held by the named executive officer, and the reduction is not applied in the same or similar manner to all other executive officers.

•	An executive benefit provided to the named executive officer is reduced or eliminated and the reduction or elimination is not applicable to all other executive officers in the same or similar manner.

•	We materially breach the employment agreement and do not remedy our breach within 30 days after we receive written notice of breach from the named executive officer.

•	We exercise our right not to extend the term of the named executive officer’s employment agreement beyond the then current term, unless we exercise that right with respect to the employment agreements in effect with respect to the other executive officers in the same group. In that connection, Mr. Meier, Mr. Reynolds and Mr. Geswein are members of one group, and all of our other executive officers are members of another group.

In order to terminate his employment for “good reason,” the named executive officer must assert the basis for terminating his employment for “good reason” by providing written notice to the Board within 90 days of the date the named executive knew or should have known of the event that is the basis for terminating for good reason.

Other obligations.  If we terminate the named executive officer’s employment with cause, or if the named executive officer resigns or retires other than at our request or for good reason, we nevertheless are obligated to pay or provide to the named executive officer base salary, when due, through the date of termination at the then current rate, plus all other amounts and benefits to which the named executive officer is entitled under any pension plan, retirement savings plan, equity participation plan, stock purchase plan, medical benefits and other benefits that we customarily provide or are required by law to provide at the time the payments are due.

Change in Control Agreements —

Conditions to
Triggers	Benefits(1)	Payment of Benefits	Rationale

• A change in control(2) occurs	• Cash value of performance-based equity compensation (for example, performance shares) to be paid at target but prorated through the date of the change in control

•   Annual incentive compensation for the year in which the change in control occurs; paid at target but prorated (subject to a 50% minimum) through the date of the change in control

•   Accelerated vesting of NQSOs, but cancellation of NQSOs as to which the exercise price exceeds the closing stock price immediately prior to the change in control

	• Value of unvested shares of restricted stock and unvested RSUs to be frozen upon change in control, but no payout unless and until vesting criteria of awards are met or employment is terminated by us without “cause” or by the executive for “good reason” pursuant to the employment agreement or change in control agreement	None	• Since a change in control frequently is accompanied by a material shift in strategy, a significant increase in leverage or other events that may impact the likelihood that corporate performance metrics established early in the year prior to the change in control will be achieved, it is appropriate to pay, at the time of the change in control, a prorated amount of incentive compensation that relates to performance during a period that straddles the change in control. Similarly, it is appropriate to accelerate vesting of stock options so that they may be exercised, and the value realized by the executive, at the time of the change in control.
•   Without cause(3), we terminate the executive’s employment (other than as a result of his or her death or permanent disability) either (a) after a potential change in control(4) occurs but before the change in control occurs, or (b) prior to a potential change in control, if the executive reasonably demonstrates that the termination was at the request of, or was induced by, a third party who has taken steps reasonably calculated to effect a change in control, or (c) within 2 years following a change in control
• Base salary through the date of termination at the rate then in effect

• A lump sum equal to 3 times the sum of (a) the executive’s annual base salary in effect as of the date of termination or immediately prior to the change in control, whichever is greater, and (b) the greater of (1) the executive’s target annual incentive compensation as in effect as of the date of termination or immediately prior to the change in control, whichever is greater, or (2) the executive’s actual annual bonus for the year immediately preceding the date of termination; payable on the first day of the seventh month after termination	• Our receipt of an agreement, signed by the executive, obligating him or her to:

•   maintain the confidentiality of our proprietary information for 2 years after the date of termination

•   not compete with us for a period of 12 months after the date of termination

• not solicit our employees for a period of 24 months after the date of termination	• In periods of uncertainty concerning the future control of Libbey or the future responsibilities or standing of the executive, permits the executive to focus on performance that increases shareholder value rather than pursuing career alternatives

• Supports a market-competitive pay package, thereby serving to attract and retain talent

Conditions to
Triggers	Benefits(1)	Payment of Benefits	Rationale

•   Continuation of medical and dental benefits for a period of 36 months following the date of termination, subject to reduction or elimination to the extent the executive receives comparable benefits under any other employment that the executive obtains during the 36-month period.

•   For 1 year following the date of termination, financial planning services

•   For 2 years following the date of termination, outplacement services, subject to a maximum out-of-pocket cost to us of $15,000

•   Payment in cash of the value, frozen at the time of the change in control, of restricted stock or RSUs that were outstanding and unvested at the time of the change in control; payable on the first day of the seventh month after termination

•   Full and immediate vesting of accrued benefits under any qualified and unqualified pension, profit-sharing, deferred compensation or supplemental plans that we maintain for the executive’s benefit, plus a lump sum, payable on the first day of the seventh month after termination, equal to the greater of $250,000 or the present value of the additional benefit that would have accrued had the executive continued his or her employment for 3 additional years following the date of termination.

•   A tax gross-up(6)

Conditions to
Triggers	Benefits(1)	Payment of Benefits	Rationale

•   The executive terminates his or her employment for good reason(5) either (a) after a potential change in control but before the change in control occurs, or (b) prior to a potential change in control, if the executive reasonably demonstrates that the events triggering the executive’s good reason were at the request of, or were induced by, a third party who has taken steps reasonably calculated to effect a change in control, or (c) within 2 years following a change in control
	• Same as for termination by the Company without “cause,” as described above	• Same as for termination by the Company without cause, as described above	• Same as for termination by the Company without cause, as described above

(1)	The benefits set forth in this column are payable upon the occurrence of the corresponding “triggers” identified in the “Triggers” column.

(2)	Change in control generally means any of the following events:

•	A person (other than Libbey, any trustee or other fiduciary holding securities under one of Libbey’s employee benefit plans, or any corporation owned, directly or indirectly, by Libbey’s shareholders in substantially the same proportions as their ownership of Libbey’s common stock) becomes the “beneficial owner,” directly or indirectly, of Libbey securities representing 30% or more of the combined voting power of our then-outstanding securities;

•	The consummation of a merger or consolidation pursuant to which Libbey is merged or consolidated with any other corporation (or other entity), unless the voting securities of Libbey outstanding immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of securities of the surviving entity outstanding immediately after the merger or consolidation;

•	The consummation of a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets; or

•	During any period of 2 consecutive years (not including any period prior to the execution of the amended change in control agreement), Continuing Directors (as defined below) cease for any reason to constitute at least a majority of the Board. Continuing Directors means (i) individuals who were members of the Board at the beginning of the 2-year period referred to above and (ii) any individuals elected to the Board, after the beginning of the 2-year period referred to above, by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved in accordance with this provision. However, an individual who is elected to the Board after the beginning of the 2-year period referred to above will not be considered to be a Continuing Director if the individual was designated by a person who has entered into an agreement with us to effect a transaction that otherwise meets the definition of a change in control.

A person typically is considered to be the “beneficial owner” of securities if the person has or shares the voting power associated with those securities.

(3)	Cause has the same meaning as it has under the employment agreements. We cannot terminate an executive officer for cause unless and until we deliver to the executive officer a copy of a resolution, duly adopted by the affirmative vote of not less than 3/4 of the entire membership of our Board at a meeting of our Board, finding that, in the Board’s good faith opinion, the executive officer committed any of the conduct described in the definition of “cause” and specifying, in reasonable detail, the particulars of that conduct. We must provide the executive officer with reasonable notice of the meeting of the Board and the opportunity, together with the executive officer’s legal counsel, to be heard before the Board. We also must provide the executive officer with reasonable opportunity to correct the conduct that he or she is alleged to have committed.

(4)	Potential change in control means:

•	We enter into an agreement, the consummation of which would result in a change in control;

•	A person (which may include Libbey) publicly announces an intention to take or consider taking actions that, if consummated, would result in a change in control;

•	Our Board adopts a resolution to the effect that, for purposes of the change in control agreements, a potential change in control has occurred; or

•	A person (other than Zesiger Capital Group, which currently holds approximately 9% of our common stock) who is or becomes the beneficial owner of 10% or more of the voting power of our common stock increases its beneficial ownership by 5% or more, or Zesiger Capital increases its beneficial ownership to 25% or more of our common stock.

(5)	Good reason means any of the following, unless we have corrected the circumstances fully (if they are capable of correction) prior to the date of termination:

•	We assign to the executive duties that are inconsistent with the executive’s position immediately prior to the change in control, or we significantly and adversely alter the nature or status of the executive’s responsibilities or the conditions of the executive’s employment from those in effect immediately prior to the change in control (including if we cease to be a publicly-held corporation), or we take any other action that results in the material diminution of the executive’s position, authority, duties or responsibilities;

•	We reduce the executive’s annual base salary as in effect on the date of the executive’s change in control agreement and as increased from time to time thereafter;

•	We relocate the offices at which the executive principally is employed immediately prior to the date of the change in control (which we refer to as the executive’s principal location) to a location more than 30 miles from that location, or we require the executive, without his or her written consent, to be based anywhere other than his or her principal location, except for required travel on business to an extent substantially consistent with the executive’s present business travel obligations;

•	We fail to pay to the executive any portion of his or her current compensation or to pay to him or her any portion of an installment of deferred compensation under any deferred compensation program within 7 business days of the date on which the compensation is due;

•	We fail to continue in effect any material pay or benefit plan or practice in which the executive participates immediately prior to the change in control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the plan, or we fail to continue the executive’s participation in the plan (or in the substitute or alternative plan) on a basis that is not materially less favorable, both in terms of the amount of benefits provided and the level of the executive’s participation relative to other participants, as existed at the time of the change in control;

•	We fail to continue to provide the executive with benefits substantially similar in the aggregate to those enjoyed by the executive under any of our life insurance, medical, health and accident, disability, pension, retirement or other benefit plans or practices in which the executive and his or her eligible family members were participating at the time of the change in control, or we take any action that would directly or indirectly materially reduce any of those benefits, or we fail to provide the executive with the number of paid vacation days to which the executive is entitled on the basis of years of service with us in accordance with our normal vacation policy in effect at the time of the change in control or, if more favorable to the executive, on the basis of the executive’s initial employment with the Company;

•	We fail to obtain a satisfactory agreement from any successor to assume and agree to perform our obligations under the executive’s change in control agreement; or

•	We purport to terminate the executive’s employment without complying with our obligations with respect to providing notice of termination.

(6)	No gross-up is required if the “present value” of the “parachute payments” payable to the executive or his estate does not exceed 1.10 multiplied by 3 times the executive’s “base amount.” The terms “present value,” “parachute payments” and “base amount” are defined in Section 280G of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

William A. Foley, Deborah G. Miller, Carol B. Moerdyk and John C. Orr served on our Compensation Committee during 2010, and Mr. Duno has been added to the Compensation Committee for 2011. None of Mr. Duno, Mr. Foley, Ms. Miller, Ms. Moerdyk or Mr. Orr has been an officer or employee of Libbey or its subsidiaries.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Libbey’s management the Compensation Discussion and Analysis set forth in this proxy statement. Taking all of these reviews and discussions into account, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Carol B. Moerdyk, Chair
Carlos V. Duno
William A. Foley
Deborah G. Miller
John C. Orr

Summary Compensation Table

The following narrative, tables and footnotes describe the “total compensation” earned during 2010, 2009 and 2008 by Messrs. Geswein, Ibele, Meier, Reynolds and Rubio. Information for 2008 was not provided for Mr. Rubio, since he did not join Libbey until July 2009.

The total compensation presented below does not reflect the actual pay received by, or the target pay of, the named executive officers in 2010, 2009 or 2008. The actual value realized by our named executive officers in 2010 from long-term incentives (NQSOs, RSUs and performance shares) is presented in the Option Exercises and Stock Vested Table below. Target annual and long-term incentive awards for 2010 are presented in the Grants of Plan-Based Awards Table below.

The individual components of the total compensation calculation reflected in the Summary Compensation Table are as follows:

Salary.  Base salary earned during 2010, 2009 and 2008.

Bonus.  Cash awards made, at the discretion of the Compensation Committee, in recognition of achievements that were not contemplated by the individual component of the SMIP but nevertheless played important roles in Libbey’s ability to achieve its results for the year in question. No bonuses were paid to our named executive officers for 2009 or 2008 performance.

Stock Awards.  The awards disclosed under the heading “Stock Awards” consist of performance shares and RSUs awarded during each of 2010, 2009 and 2008, respectively. Details with respect to the awards are included in the Grants of Plan-Based Awards Table below. The dollar amounts for the awards represent the respective grant date fair values of these awards under FASB ASC Topic 718 for each named executive. The actual values received by the respective named executive officers will depend upon the number of shares earned, the number of RSUs that actually vest and the price of our common stock when shares of our common stock are issued in settlement of the performance shares or RSUs, as applicable.

Option Awards.  The awards disclosed under the heading “Option Awards” generally represent annual grants of NQSOs. As to Mr. Rubio, the amounts disclosed for 2009 include an award of 25,000 NQSOs made in order to induce Mr. Rubio to join Libbey as our Vice President, General Manager, Libbey Mexico, in July 2009. The dollar amounts for the awards represent the grant date fair values of these awards under FASB ASC Topic 718 for each named executive. The actual values received by the respective named executive officers will depend upon the number of NQSOs that actually vest, the number of shares with respect to which NQSOs are exercised and the price of our common stock on the date on which the NQSOs are exercised.

Non-Equity Incentive Compensation.  The awards disclosed under the heading “Non-Equity Incentive Compensation” consist of (a) amounts earned by the named executive officers in 2010, 2009 and 2008 under our SMIP and (b) for 2009, amounts earned by the named executive officers under the cash component of our 2009 LTIP. There were no awards paid for 2008 performance under our SMIP. The awards under our SMIP for 2010 and 2009 performance were paid in February of 2011 and 2010, respectively. The awards under the cash component of our 2009 LTIP will not be paid until early 2012. In order to collect the awards earned under the cash component of our 2009 LTIP, named executive officers must remain continuously employed by us through December 31, 2011. However, we are obligated to pay the awards earned under the cash component of our 2009 LTIP to Messrs. Meier and Reynolds on the first day of the seventh month after their respective retirements, even if they retire before January 1, 2012. In that connection, Mr. Meier has announced his intention to retire by the end of 2011.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.  The amounts disclosed under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent the actuarial increase, if any, during each of 2010, 2009 and 2008 in the pension value provided under our Libbey Inc. Salaried Cash Balance Pension Plan, which we refer to as our Salary Plan, and our Supplemental Retirement Benefit Plan, which we refer to as our SERP. With respect to Messrs. Meier and Reynolds, the amounts do not reflect the decline in actuarial value of their pension benefits under our Salary Plan and SERP during 2009. Because we do not guarantee any particular rate of return on deferred compensation under our Executive Savings Plan or Executive Deferred Compensation Plan, which we refer to as our ESP and EDCP, respectively, there are no earnings on nonqualified deferred compensation included in the amounts disclosed.

All Other Compensation.  The amounts disclosed under the heading “All Other Compensation” include: (a) annual company matching contributions under our 401(k) savings plan (a broad-based plan open to all U.S. salaried employees); (b) annual company matching contributions under our ESP or EDCP, as the case may be; (c) the cost that we paid for tax return preparation and financial planning for the respective named executive officers, together with tax “gross-ups” on that cost; (d) for our U.S.-based named executive officers, our incremental cost for ground transportation for personal and business trips from the Toledo, Ohio area to the Detroit/Wayne County Metropolitan airport, and, for Mr. Rubio, who currently is based in Monterrey, Mexico, the cost incurred for a driver to provide secure ground transportation to Mr. Rubio while traveling in the Monterrey, Mexico vicinity, which has an elevated risk of kidnap for ransom; (e) the annual premiums that we pay to provide executive long-term disability coverage for each of the named executive officers; (f) in 2010, the cost of airline club memberships; and (g) as to Mr. Geswein only, our cost of an annual executive physical examination in 2008. In addition, because Mr. Rubio was employed by our Mexican subsidiary during 2009, the amounts under this heading for Mr. Rubio in 2009 include (a) contributions made on Mr. Rubio’s behalf to Instituto Mexicano Del Seguro Social (Mexico’s equivalent to the U.S. Social Security Administration); (b) amounts paid on Mr. Rubio’s behalf for supplemental medical insurance provided by our Mexican subsidiary; and (c) the amount payable by the our Mexican subsidiary to Mr. Rubio’s previous employer as partial reimbursement for severance payable to Mr. Rubio in connection with his resignation and decision to accept our offer of employment.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
						Incentive	Compensation	All Other
		Salary	Bonus	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Gregory T. Geswein	2010	352,416	7,421	233,525	67,528	244,415	0	11,661	916,966
Vice President, Strategic Planning and Business Development(7)	2009	317,585	0	17,244	11,751	651,208	0	6,498	1,004,286
	2008	337,632	0	216,374	54,022	0	0	12,160	620,188
Daniel P. Ibele	2010	295,329	7,891	160,286	46,352	189,148	74,992	10,247	784,245
Vice President, Global Sales & Marketing(8)	2009	256,463	25,186	11,836	8,066	397,445	71,919	9,408	780,323
	2008	269,872	0	146,964	26,612	0	37,625	20,205	511,278
John F. Meier	2010	720,198	0	859,005	248,398	791,426	72,923	26,301	2,718,251
Chairman and Chief Executive Officer	2009	649,031	0	63,434	43,226	2,161,856	0	12,371	2,929,918
	2008	690,000	0	829,084	207,003	0	147,871	15,541	1,889,499
Richard I. Reynolds	2010	461,904	0	432,134	124,962	427,561	45,681	16,867	1,509,109
Executive Vice President and Chief Financial Officer(9)	2009	419,782	0	31,911	21,745	1,066,858	0	9,615	1,549,911
	2008	446,280	0	411,104	102,643	0	91,990	14,509	1,066,526
Roberto B. Rubio	2010	441,320	0	283,563	82,002	326,222	0	15,747	1,149,148
Vice President, Global Manufacturing & Engineering (10)	2009	237,399	0	35,762	42,310	437,315	0	504,955	1,257,741

(1)	Mr. Rubio joined our Mexican subsidiary on July 1, 2009 and was transferred to the U.S. payroll on January 1, 2010. For 2009, the amount for Mr. Rubio represents base salary paid to Mr. Rubio from July 1 through December 31, 2009, as well as other fixed components of pay that our Mexican subsidiary was required under Mexican law to pay to Mr. Rubio. These amounts were paid to Mr. Rubio in Mexican pesos, and the amount included in this column is translated to U.S. currency using the interbank exchange rate in effect at the time of payment to Mr. Rubio.

(2)	Represents the grant date fair value, in accordance with FASB ASC Topic 718, with respect to (a) performance shares awarded during 2008 based upon the expectation that those performance shares would be earned at a target payout; and (b) RSUs granted in 2010, 2009 and 2008, respectively. Performance shares awarded during 2008 for the 2008-2010 performance cycle actually were earned at 71.8% of target. See Compensation Discussion and Analysis — What pay did Libbey’s executives receive for 2010? — Long-Term Performance-Based Compensation.” Had a maximum (200%) payout been earned with respect to performance shares awarded during 2008, the grant date fair values, in accordance with FASB ASC Topic 718, with respect to those performance shares would have been:

Grant Date Fair Value
of Performance Shares
at Maximum Payout
Named Executive Officer	($)

G. Geswein	216,366
D. Ibele	146,650
J. Meier	829,080
R. Reynolds	411,113
R. Rubio	22,075

For more information, see Footnote 12, “Employee Stock Benefit Plans,” to the financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2011.

(3)	Represents the grant date fair value, in accordance with FASB ASC Topic 718, with respect to NQSOs granted in 2010, 2009 and 2008, respectively, including a sign-on award made to Mr. Rubio in 2009. For more information, see Footnote 12, “Employee Stock Benefit Plans,” to the financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2011.

(4)	Represents the sum of (a) annual cash incentive compensation paid in February 2011 and 2010 for performance during 2010 and 2009, respectively; and (b) for 2009, cash incentive compensation payable under the performance component of our 2009 LTIP for the performance cycle beginning January 1, 2009 and ending December 31, 2009. No annual cash incentive compensation was paid for performance during 2008. The cash incentive compensation payable under the 2009 performance component of our 2009 LTIP is subject to an additional vesting requirement. In order to collect that award, named executive officers must be continuously employed by us through December 31, 2011. We are obligated, however, to pay that award to Messrs. Meier and Reynolds on the first day of the seventh month after their respective retirements, even if they retire prior to January 1, 2012.

(5)	Represents the sum (but not less than $0) of the change in pension value under our Salary Plan and our SERP. We do not guarantee any particular rate of return on deferred compensation under our ESP or EDCP. The rate of return depends upon the performance of the fund in which the participant’s ESP or EDCP account is deemed invested. Accordingly, the amounts included in this column do not include earnings on nonqualified deferred compensation.

We had no other nonqualified plans pursuant to which our executives were entitled to defer compensation earned prior to January 1, 2011. Neither Mr. Geswein nor Mr. Rubio is eligible to participate in our Salary Plan, and Mr. Rubio was not eligible to participate in the EDCP in 2009.

(6)	Includes the following: (a) annual company matching contributions to our 401(k) savings plan (a broad-based plan open to all U.S. salaried employees); (b) annual company matching contributions to our ESP or EDCP, as the case may be; (c) the cost that we paid for tax return preparation and financial planning for the respective named executive officers, together with tax “gross-ups” on that cost; (d) for our U.S.-based named executive officers, our incremental cost for ground transportation for personal and business trips from the Toledo, Ohio area to the Detroit/Wayne County Metropolitan airport, and, for Mr. Rubio, the cost incurred for a driver to provide secure ground transportation to Mr. Rubio while traveling in the Monterrey, Mexico vicinity, which has an elevated risk of kidnap for ransom; (e) the annual premiums that we pay to provide executive long-term disability coverage for each of the named executive officers; (f) in 2010, airline club memberships; and (g) as to Mr. Geswein only, our cost of an annual executive physical examination in 2008. For 2009, for Mr. Rubio includes the following: (a) contributions made on Mr. Rubio’s behalf to Instituto Mexicano Del Seguro Social (Mexico’s equivalent to the U.S. Social Security Administration); (b) amounts paid on Mr. Rubio’s behalf for supplemental medical insurance provided by our Mexican subsidiary; and (c) the amount payable by our Mexican subsidiary to Mr. Rubio’s previous employer as partial reimbursement for severance payable to Mr. Rubio in connection with his resignation and decision to accept our offer of employment.

The following table provides additional detail with respect to the perquisites that we provided to our named executive officers in 2010:

		Tax Return	Tax
		Preparation	Gross-Up On Tax		Executive	Annual
	EDCP	and Financial	Return/		Long-Term	Executive
	Matching	Planning	Financial	Ground	Disability	Physical	Airline Club
	Contributions	Fees	Planning Fees	Transportation	Coverage	Examination	Membership	Total
Named Executive Officer	($)	($)	($)	($)(a)	($)	($)	($)	($)

G. Geswein	3,619	0	0	306	3,868	0	0	7,793
D. Ibele	0	2,649	1,258	392	2,874	0	200	7,373
J. Meier	15,849	700	332	787	4,254	0	125	22,047
R. Reynolds	7,446	605	287	0	4,265	0	0	12,603
R. Rubio	5,830	0	0	2733	3,592	0	292	16,039

(a)	For all named executive officers other than Mr. Rubio, includes (i) for personal trips, the entire cost that we incurred for such transportation and (ii) for business trips, the amount in excess of the amount to which the respective named executive officers would have been entitled to reimbursement for mileage and parking under our travel policy applicable to all employees. For Mr. Rubio, represents 15% of the cost incurred for the driver who provides the transportation, since the driver transports customers and suppliers and other employees during the remainder of his time.

(7)	Mr. Geswein was named to the position of Vice President, Strategic Planning and Business Development, effective June 10, 2010. He served as Vice President, Chief Financial Officer from May 2007, when he joined us, until that time.

(8)	Mr. Ibele was named Vice President, Global Sales & Marketing, on June 10, 2010. He served as Vice President, General Sales Manager, North America from June 2006 through June 9, 2010.

(9)	Mr. Reynolds was named Executive Vice President, Chief Financial Officer, on June 10, 2010. From 1995 until that date, he served as Executive Vice President, Chief Operating Officer.

(10)	Mr. Rubio was named Vice President, Global Manufacturing & Engineering on June 10, 2010. From July 1, 2009, when he joined us, to November 2, 2009, he served as Vice President, General Manager, Libbey Mexico. From November 3, 2009 until June 10, 2010, Mr. Rubio served as Vice President, General Manager, International Operations.

Grants of Plan-Based Awards Table

During 2010, the Compensation Committee granted to our named executive officers RSUs and NQSOs under our Omnibus Plan and 2010 LTIP. Recipients of RSUs are not entitled to dividends or voting rights with respect to the common shares underlying the RSUs unless and until they are earned or vested. We do not engage in repricing of NQSOs, nor have we repurchased underwater NQSOs. On February 7, 2011, the Compensation Committee approved the payment of cash awards under our 2010 SMIP.

Information with respect to each of these awards, including information with respect to the performance measures applicable to the cash awards under our SMIP and 2010 LTIP, and vesting schedules with respect to RSUs and NQSOs, is set forth, on a grant-by-grant basis, in the table and footnotes that follow.

GRANTS OF PLAN-BASED AWARDS TABLE

										Grant
							All	All		Date
							Other	Other		Fair
							Stock	Option		Value
							Awards:	Awards:	Exercise	of
				Estimated Possible Payouts Under			Number of	Number of	or Base	Stock
				Non-Equity			Shares of	Securities	Price of	and
		Award	Grant	Incentive Plan Awards(2)			Stock or	Underlying	Option	Option
	Plan	Date	Date	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Name	(1)	(1)	($)	($)	($)	(#)(3)	(#)(4)	($/Sh)	($)(5)

G. Geswein	2010 SMIP	2/8/2010		105,725	211,450	422,899
	2010 LTIP (cash component)	2/8/2010		67,527	135,053	270,106
	2010 LTIP	2/8/2010	2/11/2010				16,861			233,525
	2010 LTIP	2/8/2010	2/11/2010					8,897	10.13	67,528
D. Ibele	2010 SMIP	2/8/2010		81,692	163,383	326,766
	2010 LTIP (cash component)	2/8/2010		46,351	92,702	185,404
	2010 LTIP	2/8/2910	2/11/2010				11,573			160,286
	2010 LTIP	2/8/2010	2/11/2010					6,107	10.13	46,352
J. Meier	2010 SMIP	2/8/2010		324,089	648,178	1,296,356
	2010 LTIP (cash component)	2/8/2010		248,400	496,800	993,600
	2010 LTIP	2/8/2010	2/11/2010				62,022			859,005
	2010 LTIP	2/8/2010	2/11/2010					32,727	10.13	248,398
R. Reynolds	2010 SMIP	2/8/2010		173,214	346,428	692,856
	2010 LTIP (cash component)	2/8/2010		124,959	249,917	499,834
	2010 LTIP	2/8/2010	2/11/2010				31,201			432,134
	2010 LTIP	2/8/2010	2/11/2010					16,464	10.13	124,962
R. Rubio	2010 SMIP	2/8/2010		126,915	253,830	507,660
	2010 LTIP (cash component)	2/8/2010		82,000	164,000	328,000
	2010 LTIP	2/8/2010	2/11/2010				20,474			283,565
	2010 LTIP	2/8/2010	2/11/2010					10,804	10.13	82,002

(1)	For Non-Equity Incentive Plan Awards, the Award Date and the Grant Date for awards made under the 2010 SMIP are the date on which the Compensation Committee approved the 2010 SMIP. The Award Date and the Grant Date for awards made under the cash component of the 2010 LTIP are the date on which the Compensation Committee approved the 2010 LTIP. For All Other Stock Awards and All Other Option Awards, the Award Date is the date on which the Compensation Committee took action, and the Grant Date is the date on which we determine the number of NQSOs or RSUs, as the case may be, to be awarded. The number of NQSOs and RSUs awarded to the executive officers in February 2010 (but, as to RSUs, granted in May 2010) under our Omnibus Plan was determined by dividing the target dollar value of the applicable component of equity to be awarded by (a) in the case of NQSOs, the Black Scholes value of the options on the Grant Date or (b) in the case of RSUs, the average closing price of Libbey common stock over a period of 60 consecutive trading days ending on the Award Date. We inform grant recipients of their awards after we determine the number of RSUs and/or NQSOs to be awarded. For awards made in February 2010, we determined the number of RSUs and NQSOs to be granted on the first business day after we announced our results of operations for the 2009 fiscal year.

(2)	Represents the range of possible cash awards under (a) our SMIP for performance during 2010 and (b) the cash component of our 2010 LTIP.

(a)	Under our SMIP, each executive officer is eligible for an annual incentive award in an amount up to 200% of the executive officer’s target award, which in turn is a percentage of the executive’s anticipated full-year base salary, as set forth in the following table:

Target Award as a
Percentage of Anticipated
Full-Year Base Salary
Named Executive	(%)

G. Geswein	60%
D. Ibele (for period January 1 — June 30)	50%
D. Ibele (for period July 1 — December 31)	60%
J. Meier	90%
R. Reynolds	75%
R. Rubio (for period January 1 — June 30)	55%
R. Rubio (for period July 1 — December 31)	60%

In establishing the 2010 SMIP, the Compensation Committee took into account the continuing uncertainty caused by the economic crisis that impacted our business beginning in late 2008. In light of that uncertainty, the Committee desired to retain flexibility and chose not to employ a rigid payout scale under the corporate component of the 2010 SMIP, which represents 70% of the respective named executive officers’ target awards and is dependent upon corporate-wide performance measures. Instead, the Committee established guidelines for payouts but reserved the discretion to adjust the payouts following an evaluation of the effectiveness of the strategic business decisions made and executed during the plan. The amount disclosed under the “Threshold” column is at the lower end of the guidelines with respect to the corporate component. The amount disclosed under the “Target” column is the midpoint in the guidelines, and the amount disclosed under the “Maximum” column is at the higher end of the guidelines. As noted under “Compensation Discussion and Analysis — Executive Summary — 2010 Executive Compensation Highlights” and “Compensation Discussion and Analysis — What pay did Libbey’s Executives Receive for 2010?,” the performance metrics under the corporate component included the ratio of adjusted EBITDA to budgeted EBITDA and the ratio of actual free cash flow to budgeted free cash flow.

The guidelines with respect to the adjusted EBITDA performance metric (comprising 40% of each executive officer’s annual incentive opportunity) were as follows:

Approximate Percent
of Budgeted	Approximate	Guideline Payout
EBITDA	Adjusted EBITDA	as a Percent of Target
(%)	($)	(%)

80% — 89%	$86.9 million - $96.7 million	50%
90% — 110%	$97.8 million - $119.5 million	100%
Above 110%	Above $119.5 million	Above Target

The guidelines with respect to the free cash flow performance metric were:

Approximate Percent
of Budgeted	Approximate	Guideline Payout
Free Cash Flow	Free Cash Flow	as a Percent of Target
(%)	($)	(%)

75% — 85%	$35.9 million - $40.7 million	50%
90% — 110%	$43.1 million - $52.7 million	100%
Above 110%	Above $52.7 million	Above Target

Although the corporate component of the 2010 SMIP provided the Committee with the latitude to make awards in accordance with the guidelines summarized above, management recommended to the Committee, and the Committee and its consultant agreed, that payouts under the corporate component should be based on the same scale that applied to other managers under our 2010 management incentive plan. That scale, which applied to both performance metrics, was:

Percent
of Budgeted EBITDA
or Free Cash Flow Actually			Guideline Payout
Achieved	EBITDA	Free Cash Flow	as a Percent of Target
(%)	($)	($)	(%)

80%	$87.0 million	$38.3 million	50%
100%	$108.7 million	$47.9 million	100%
120% or above	$130.4 million	$57.5 million	200%

Performance and payout levels in between the data points listed above were linear. As a result, application of the scale to the adjusted EBITDA performance measure generated payouts equal to 129% of target, and application of the scale to the free cash flow performance measure generated payouts equal to 110% of target.

With respect to the 30% of target awards under our 2010 SMIP that was dependent upon achievement by our named executive officers of their individual objectives, payouts were subject to our achievement of adjusted EBITDA of at least $81.5 million and cash earnings (defined as adjusted EBITDA plus or minus changes in working capital) of at least $81.9 million. Having achieved these threshold levels of corporate performance, management recommended to the Compensation Committee, and the Committee and its consultant concurred, that funding of the individual component under the 2010 SMIP should be subject to achievement, on a corporate-wide basis, of adjusted EBITDA in accordance with the following scale:

Percent of	Funding Limit for
Budgeted	All Annual Incentive
EBITDA Achieved	Plans Combined
(%)	(%)

75%	50% of target
100%	100% of target
120% or above	200% of target

Applying this scale, management recommended, and the Committee and its consultant concurred, that funding for all of our annual incentive plans for 2010, including our SMIP, be limited to approximately 125% of the aggregate target payouts under those plans.

(b)	Under the cash component of our 2010 LTIP, each executive officer is eligible for a cash award in an amount up to 200% of the executive officer’s target award. Each executive’s target award under the cash component is 40% of the executive’s target award under all components of the 2010 LTIP, as set forth in the following table:

	2010 LTIP	2010 LTIP
	Target Award as a	Cash Component Target as
	Percentage of Annualized	Percentage of Annualized
	Base Salary on January 1, 2010	Base Salary on January 1, 2010
Named Executive Officer	(%)	(%)

G. Geswein	100%	40%
D. Ibele	85%	34%
J. Meier	180%	72%
R. Reynolds	140%	56%
R. Rubio	100%	40%

The performance measure used to determine the extent to which a payout is earned under the cash component of the 2010 LTIP is the ratio of our cumulative EBITDA over the period January 1, 2010 through December 31, 2012 to the sum of budgeted EBITDA for each year during that 3-year performance cycle, in each case as calculated and adjusted as described under “Compensation Discussion and Analysis — What pay did Libbey’s executives receive for 2009? — Long-Term Performance-Based Compensation” above. The scale to be used to determine the amount of any payout is:

	Percentage of	Payout as
	Budgeted EBITDA	Percentage of Target
Payout Level	(%)	(%)

Threshold	85%	50%
Target	100%	100%
Maximum	115%	200%

(3)	Represents grants of RSUs made pursuant to our 2010 LTIP and our Omnibus Plan. The grant vests 25% per year beginning on February 11, 2011.

(4)	Represents grants of NQSOs made pursuant to our 2010 LTIP and our Omnibus Plan. The grant vests 25% per year beginning on February 11, 2011.

(5)	Represents the grant date fair values, determined in accordance with FASB ASC Topic 718, of (a) the RSUs and (b) the NQSOs.

Outstanding Equity Awards at Fiscal Year-End Table

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Our named executive officers had the following types of equity awards outstanding at the end of the 2010 fiscal year:

•	NQSOs granted under our Omnibus Plan and predecessor plans; and

•	RSUs granted under our Omnibus Plan.

The following table shows, for each of the named executive officers, (a) the number, exercise price and expiration date of NQSOs that, as of December 31, 2010, were vested but not yet exercised and of NQSOs that, as of December 31, 2010, were not vested; and (b) the number and market value of RSUs that were not vested as of December 31, 2010:

			Option Awards					Market
			Number of	Number of			Number of	Value of
			Securities	Securities			Shares or	Shares or
			Underlying	Underlying			Units of	Units of
			Unexercised	Unexercised	Option		Stock That	Stock That
	Award	Grant	Options	Options	Exercise	Option	Have Not	Have Not
	Date	Date	(#)	(#)	Price	Expiration	Vested	Vested
Named Executive Officer	(1)	(2)	Exercisable	Unexercisable	($)	Date	(#)(3)	($)(4)

G. Geswein	5/02/2007	5/23/2007	50,000	0	19.85	5/23/2017	1,641	25,386
			3,807	(b) 1,269	19.85	5/23/2017
	2/04/2008	2/15/2008	3,680	3,680	15.35	2/15/2018	3,524	54,516
	2/09/2009	2/12/2009	4,138	12,413	1.07	2/12/2019	12,087	186,986
	2/08/2010	2/11/2010	0	8,897	10.13	2/11/2020
	2/08/2010	5/06/2010					16,861	260,840
D. Ibele	11/13/2001		13,500	0	30.55	11/14/2011
	11/20/2002		13,500	0	23.93	11/21/2012
	12/15/2003		9,500	0	28.53	12/16/2013
	12/10/2004		11,000	0	20.39	12/11/2014
	12/8/2005		11,000	0	11.79	12/09/2015
	2/05/2007	2/16/2007	4,198	(a) 1,399	12.80	2/17/2017	(a) 1,457	22,540
			5,294	0	12.80	2/17/2017
	2/04/2008	2/15/1008	2,494	2,494	15.35	2/15/2018	2,388	36,942
	2/09/2009	2/12/2009	2,841	8,520	1.07	2/12/2019	8,296	128,339
	2/08/2010	2/11/2010	0	6,107	10.13	2/11/2020
	2/08/2010	5/06/2010					11,573	179,034

			Option Awards					Market
			Number of	Number of			Number of	Value of
			Securities	Securities			Shares or	Shares or
			Underlying	Underlying			Units of	Units of
			Unexercised	Unexercised	Option		Stock That	Stock That
	Award	Grant	Options	Options	Exercise	Option	Have Not	Have Not
	Date	Date	(#)	(#)	Price	Expiration	Vested	Vested
Named Executive Officer	(1)	(2)	Exercisable	Unexercisable	($)	Date	(#)(3)	($)(4)

J. Meier	11/13/2001		35,000	0	30.55	11/14/2011
	11/20/2002		35,000	0	23.93	11/21/2012
	12/15/2003		17,500	0	28.53	12/16/2013
	12/10/2004		17,500	0	20.39	12/11/2014
	12/08/2005		17,500	0	11.79	12/09/2015
	2/05/2007	2/16/2007	22,212	(a) 7,403	12.80	2/17/2017	(a) 7,714	119,336
			27,087	0	12.80	2/17/2017
	2/04/2008	2/15/2008	14,102	14,100	15.35	2/15/2018	13,502	208,876
	2/09/2009	2/12/2009	15,221	45,661	1.07	2/12/2019	44,463	687,843
	2/08/2010	2/11/2010	0	32,727	10.13	2/11/2020
	2/08/2010	5/06/2010					62,022	959,480
R. Reynolds	11/13/2001		27,000	0	30.55	11/14/2011
	11/20/2002		27,000	0	23.93	11/21/2012
	12/15/2003		13,500	0	28.53	12/16/2013
	12/10/2004		13,500	0	20.39	12/11/2014
	12/08/2005		13,500	0	11.79	12/09/2015
	2/05/2007	2/16/2007	11,768	(a) 3,922	12.80	2/17/2017	(a) 4,086	63,210
			14,707	0	12.80	2/17/2017
	2/04/2008	2/15/2008	6,992	6,992	15.35	2/15/2018	6,695	103,572
	2/09/2009	2/12/2009	7,657	22,970	1.07	2/12/2019	22,367	346,017
	2/08/2010	2/11/2010	0	16,464	10.13	2/11/2020
	2/08/2010	5/06/2010					31,201	482,679
R. Rubio	7/01/2009	7/01/2009	0	(c) 25,000	1.41	7/01/2019	(d) 11,742	181,649
	7/01/2010	7/01/2009	4,020	(d) 12,058	1.41	7/01/2019
	2/08/2010	2/11/2010	0	10,804	10.13	2/11/2020
	2/08/2010	5/06/2010					20,474	316,733

(1)	The Award Date is the date on which the Compensation Committee took action. Until 2006, the award date and the grant date typically were the same.

(2)	See “Compensation Discussion and Analysis — How does Libbey determine the forms and amounts of executive pay? — Our Equity Grant Practices” for information as to how we determine the number of NQSOs and RSUs awarded to our named executive officers. We inform grant recipients of their awards after we have determined the number of NQSOs and RSUs to be granted to them. For awards made in February 2010, the grant date was the first business day after we announced our results of operations for the 2009 fiscal year.

(3)	Represents RSUs awarded pursuant to our Omnibus Plan. One share of our common stock underlies each RSU.

(4)	Represents the market value, as of December 31, 2010, of unvested RSUs. We have estimated the market value by multiplying the number of shares of common stock underlying the RSUs by $15.47, the closing price of our common stock on December 31, 2010.

The following table shows the vesting schedules with respect to those NQSOs that were not yet exercisable, and those RSUs that were not yet vested, as of December 31, 2010:

Option Awards (NQSOs) Vesting Schedule		Stock Awards (RSUs) Vesting Schedule
Grant Date	Vesting Schedule	Grant Date	Vesting Schedule
2/16/2007	(a) 75% were vested as of February 16, 2010; the balance are scheduled to vest on February 16, 2011.	2/16/2007	(a) 75% were vested as of February 16, 2010; the balance are scheduled to vest on February 16, 2011.
5/23/2007	(b) 75% were vested as of May 23, 2010; the balance are scheduled to vest on May 23, 2011.	5/23/2007	75% were vested as of May 23, 2010; the balance are scheduled to vest on May 23, 2011.
2/15/2008	75% were vested as of February 15, 2010; an additional 25% are scheduled to vest on each of February 15, 2011 and February 15, 2012.	2/15/2008	75% were vested as of February 15, 2010; an additional 25% are scheduled to vest on each of February 15, 2011 and February 15, 2012.
2/12/2009	25% were vested on February 12, 2010; an additional 25% are scheduled to vest on each of February 12, 2011, February 12, 2012 and February 12, 2013.	2/12/2009	25% were vested on February 12, 2010; an additional 25% are scheduled to vest on each of February 12, 2011, February 12, 2012 and February 12, 2013.
7/01/2009	(c) 100% are scheduled to vest on July 1, 2012.(d) 25% were vested on July 1, 2010; an additional 25% are scheduled to vest on each of July 1, 2011, July 1, 2012 and July 1, 2013.	7/01/2009	(d) 25% were vested on July 1, 2010; an additional 25% are scheduled to vest on each of July 1, 2011, July 1, 2012 and July 1, 2013.
2/11/2010	25% are scheduled to vest on each of February 11, 2011, February 11, 2012, February 11, 2013 and February 11, 2014.	5/06/2010	25% are scheduled to vest on each of February 11, 2011, February 11, 2012, February 11, 2013 and February 11, 2014.

Option Exercises and Stock Vested for Fiscal 2010 Table

The following table sets forth information concerning the exercise of stock options by the named executive officers in 2010, the value of RSUs that vested in 2010 and the number and value of shares of common stock underlying performance shares that the named executive officers earned in 2010 under the 2008 LTIP.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2010

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares	Value Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Named Executive Officer	(#)	($)	(#)(1)	($)(1)

G. Geswein	0	0	12,493	161,369
D. Ibele	0	0	10,671	127,724
J. Meier	0	0	58,007	698,430
R. Reynolds	0	0	29,521	354,544
R. Rubio	0	0	9,535	136,722

(1)	Represents the value of the sum of (a) the number of performance shares earned under the 2008 LTIP and (b) RSUs that vested during 2010. For RSUs that vested in 2010, the value was determined by multiplying the number of shares by the closing price of our common stock on the applicable vesting dates ($10.22 for RSUs vesting on February 12, 2010 and February 15, 2010; $10.17 for RSUs vesting on February 16, 2010; $13.82 for RSUs vesting on May 23, 2010; and $12.37 for RSUs vesting on July 1, 2010). For performance shares that were earned under our 2008 LTIP, the value was determined by multiplying the number of shares by $15.71, the closing price of our common stock on February 7, 2011, the date on which the Compensation Committee determined the shares had been earned.

Retirement Plans

Executives hired before January 1, 2006 are eligible for benefits under our Salary Plan and our SERP. The Salary Plan is a qualified plan, and the SERP is an excess, non-qualified plan that is designed to provide substantially identical retirement benefits as the Salary Plan to the extent that the Salary Plan cannot provide those benefits due to limitations set forth in the Internal Revenue Code. Prior to January 1, 1998, the Salary Plan and the SERP provided that benefits would be determined based upon the highest consecutive 3-year annual earnings. Effective January 1, 1998, the Salary Plan and the SERP were amended to provide that benefits no longer will be based upon the highest consecutive 3-year annual earnings but will be determined by annual contribution credits equal to a percentage of annual earnings plus interest. Employees who were active employees, were at least age 45, had at least 10 years of service as of December 31, 1997, and had a combined age and years of service of at least 65 as of December 31, 1997, are eligible for a pension benefit under the Salary Plan and SERP based on the greater of 2 benefit formulas: (1) the cash balance formula, which is based upon the value of a notional account that had an opening balance determined in accordance with the final average pay formula described below as of January 1, 1998, or (2) the final average pay formula described below. Under the cash balance formula, the account balance is increased each year with a contribution amount based on the sum of age and years of service with Libbey and with interest based upon the 30-year Treasury rate.

The final average pay formula is as follows: [(A) × (B) × (C)] + [(D) × (E) × (C)] + [(F) × (A) × (G)]

Where:

(A) Monthly final average earnings for the three highest consecutive calendar years prior to 2010

(B) 1.212%

(C) Years of credited service up to 35 years

(D) Monthly final average earnings above Social Security Wage base at retirement

(E) 0.176%

(F) 0.5%

(G) Years of credited service over 35 years

Only base salary and amounts earned under the SMIP are included in the calculation of final average earnings.

The retirement benefit may be adjusted if the employee has more or less than 35 years of credited service or retires prior to age 65. The Salary Plan and the SERP provide for additional benefit accruals beyond age 65 and for annual annuity benefits as well as an optional lump sum form of benefit. The lump sum option is designed to be equivalent in value to that of the lifetime annual annuity benefit. Mr. Meier and Mr. Reynolds were active employees, were at least age 45 and had more than 20 years of service as of December 31, 1997. Accordingly, they are eligible for a pension benefit under the Salary Plan and SERP based on the greater of the two benefit formulas described above. Each of Mr. Meier and Mr. Reynolds also is eligible for early retirement, with an unreduced benefit, under the Salary Plan and the SERP, because each of them is over the age of 55 and has more than 30 years of service with Libbey and Owens-Illinois, Inc., Libbey’s former parent company. Mr. Ibele is entitled to a benefit computed only in accordance with the cash balance formula. Neither Mr. Geswein nor Mr. Rubio is eligible for a pension benefit under either the Salary Plan or the SERP, because their employment with Libbey did not begin until May 23, 2007 and July 1, 2009, respectively.

The following table sets forth information concerning the benefits provided to the named executive officers under the Salary Plan and the SERP as of December 31, 2010, the date that we use for pension plan measurement for financial statement reporting purposes.

PENSION BENEFITS IN FISCAL 2010

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Named Executive Officer	Plan Name	(#)(1)	($)(2)	($)

G. Geswein	N/A	N/A	N/A	N/A
D. Ibele	Salary Plan	27.58	297,813	0
	SERP	27.58	120,283	0
J. Meier	Salary Plan	40.25	1,281,656	0
	SERP	40.25	3,744,585	0
R. Reynolds	Salary Plan	40.83	1,262,098	0
	SERP	40.83	2,011,219	0
R. Rubio	N/A	N/A	N/A	N/A

(1)	Represents actual years of service to Libbey and Owens-Illinois Inc., our former parent company. We have not granted additional years of service to any of our executives.

(2)	Amounts were determined based on the assumptions outlined in our audited financial statements for the year ended December 31, 2010, except that assumptions relating to expected retirement age are as follows. Participants who are eligible for pension benefits under the Salary Plan’s final average pay formula (namely, Messrs. Meier and Reynolds) are assumed to retire at the earliest age at which they can receive an unreduced benefit under the Salary Plan. Mr. Ibele is assumed to receive benefits under the cash balance design at his normal retirement age of 65.

Nonqualified Deferred Compensation

The following table sets forth information with respect to our ESP and our EDCP. The ESP was the only nonqualified deferred compensation plan under which employees could defer pay earned prior to January 1, 2009. The EDCP was the only nonqualified deferred compensation plan under which employees could defer pay earned in 2010:

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2010

		Registrant		Aggregate
	Executive	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Contributions in	Last FY	in Last FY	Distributions	at Last FYE
Named Executive Officer	Last FY	($)(1)	($)(2)	($)	(3)

G. Geswein	$6,204	3,619	623	0	$10,446
	7,325 RSUs				7,325 RSUs
D. Ibele	0	0	1,025	0	$7,984
J. Meier	$45,282	15,849	85,958	0	$1,781,743 (4)
	38,057 RSUs				61,508 RSUs
R. Reynolds	$12,764	7,446	49,219	0	$890,591 (4)
R. Rubio	$9,994	5,830	1	0	$15,825

(1)	As to Messrs. Geswein, Meier, Reynolds and Rubio, the following amounts are included in the column headed “All Other Compensation” in the Summary Compensation Table above: Mr. Geswein — $3,619; Mr. Meier — $15,849; Mr. Reynolds — $7,446; and Mr. Rubio — $5,830.

(2)	Not included in column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table because earnings are not at an above-market rate.

(3)	Of the total amounts shown in this column, the following amounts have been reported as “Salary,” “Stock Awards” or “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table in this proxy statement for the last fiscal year and previous fiscal years:

Salary
Named Executive Officer	($)

G. Geswein	6,204
D. Ibele	0
J. Meier	45,282
R. Reynolds	12,764
R. Rubio	9,994

(4)	As to Messrs. Meier and Reynolds, includes amount ($993,600 for Mr. Meier and $449,834 for Mr. Reynolds) payable under the cash component of our 2009 LTIP for the 1-year performance cycle ended December 31, 2009. The award is payable on the first day of the seventh month after retirement if retirement occurs before December 31, 2011. Each of the other named executive officers must be employed by us on December 31, 2011 in order to receive his award under the cash component of our 2009 LTIP.

The ESP, which was frozen at the end of 2008, was a mirror plan of our qualified 401(k) savings plan. Its purpose was to restore certain benefits that would have been available to executives under our 401(k) plan but for IRS limitations on qualified plans. These limits include the annual maximum recognizable compensation for retirement plans and the restrictions on excess contributions by highly compensated employees. In addition to restoring the benefits (including the benefit of our matching contribution) that otherwise would be lost by virtue of these IRS limitations on qualified plans, the ESP and EDCP enable executives to save additional amounts, including equity compensation, on a tax-deferred basis.

Under the EDCP, our named executive officers and other members of senior management may elect to defer base pay, cash incentive and bonus compensation and equity compensation into an account that is deemed invested in one of 13 measurement funds, including a Libbey common stock measurement fund. Equity compensation in all events will be deemed invested in the Libbey common stock measurement fund. We selected these funds to provide measurement options similar to the investment options provided under our 401(k) plan. Participants make deferral elections with respect to cash pay and RSUs prior to the year in which they are earned or they vest. They make deferral elections with respect to performance share compensation on a date that is not later than six months prior to the end of the relevant performance cycle.

Participants can defer (a) up to 60% of the amount by which base salary exceeds required payroll obligations and 401(k) plan contributions; (b) up to 60% of the amount by which cash incentive or bonus compensation exceeds required payroll obligations; and (c) up to 100% of equity compensation that is earned or vests during the year to which the deferral relates. We provide matching contributions on excess contributions of base salary in the same manner as we provide matching contributions under our 401(k) plan. The matching contributions are deemed invested in accordance with the participant’s election as to his or her own contributions.

The balance credited to a participant’s account, including the matching contributions that we make, is 100% vested at all times. However, the EDCP is not funded and, as a result, EDCP account balances are subject to the claims of our creditors.

We are obligated to pay the account balance in a lump sum made on, or in installments that begin on, the distribution date elected by the participant. However, if a participant dies prior to the date on which his or her account balance is distributed in full, we are obligated to distribute the account balance in a lump sum to the participant’s beneficiaries no later than 60 days after the participant’s death. If a participant ceases to be an employee of Libbey prior to his or her 62nd birthday, we are obligated to pay the participant his or her account balance in a lump sum within 60 days after the date of his or her separation from service, unless the participant is a “specified employee” for purposes of Internal Revenue Code Section 409A. In that event, we are obligated to pay the participant his or her account balance on the first day of the seventh month after his or her separation from service. If a participant ceases to be an employee of Libbey on or after his or her 62nd birthday, we are obligated to distribute the account balance either in a lump sum or in installments, as elected by the participant, on or beginning on the distribution date elected by the participant. In that event, the distribution date cannot be later than the January 1st immediately following the participant’s 75th birthday. If, however, the executive is a “specified employee” for purposes of Internal Revenue Code Section 409A, we cannot distribute the account balance, or begin distributing the account balance, to the participant prior to the first day of the seventh month after the participant’s separation from service. Finally, if a change in control, as defined in the EDCP, occurs, a participant’s entire account balance will be distributed to him or her within 30 days after the date of the change in control.

EDCP hardship distributions are permitted, but there are no loan provisions. All EDCP distributions are fully taxable. Rollovers to defer taxes are not permitted.

Potential Payments Upon Termination or Change in Control

As discussed under “Compensation Discussion and Analysis — Potential Payments Upon Termination or Change in Control,” we have employment agreements with our executive officers and change in control agreements with our executive officers and certain other key members of senior management. The following tables provide information with respect to the amounts payable to each of the named executive officers based upon the following significant assumptions:

•	For purposes of the Potential Payments Upon Termination Under Employment Agreements table, we have assumed that the employment of the respective named executive officers was terminated on December 31, 2010 under the various scenarios described in that table.

•	For purposes of the Potential Payments Upon Change in Control table, we have assumed that a change in control occurred on December 31, 2010, but that none of the named executive officers was terminated in connection with that change in control.

•	For purposes of the Potential Payments Upon Termination in Connection with Change in Control table, we have assumed that a change in control occurred on December 31, 2010 and that the employment of the respective named executive officers was terminated on December 31, 2010 under the various scenarios described in that table.

POTENTIAL PAYMENTS UPON TERMINATION UNDER EMPLOYMENT AGREEMENTS

		Annual	Long-Term	Acceleration of
	Base	Incentive	Incentive	Unvested Equity	Misc.
	Salary	Compensation	Compensation	Awards	Benefits	Total
Named Executive Officer	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)

Gregory T. Geswein
Death	354,528	211,450	379,138	754,427	12,000	1,711,543
Permanent disability	709,056	634,350	348,384	754,427	26,916	2,473,133
Voluntary termination for Good Reason or Involuntary termination without Cause	709,056	634,350	348,384	754,427	26,916	2,473,133
Involuntary termination for Cause	0	0	0	0	0	0
Daniel P. Ibele
Death	312,000	163,383	259,304	526,188	16,500	1,277,375
Permanent disability	624,000	490,149	238,465	526,188	35,916	1,914,718
Voluntary termination for Good Reason or Involuntary termination without Cause	624,000	490,149	238,465	526,188	35,916	1,914,718
Involuntary termination for Cause	0	0	0	0	0	0

		Annual	Long-Term	Acceleration of
	Base	Incentive	Incentive	Unvested Equity	Misc.
	Salary	Compensation	Compensation	Awards	Benefits	Total
Named Executive Officer	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)

John F. Meier
Death	1,449,024	648,178	1,411,383	2,829,273	12,000	6,349,858
Permanent disability	2,173,536	2,592,712	1,293,563	2,829,273	36,875	8,925,959
Voluntary termination for Good Reason or Involuntary termination without Cause	2,173,536	2,592,712	1,293,563	2,829,273	36,875	8,925,959
Involuntary termination for Cause	0	0	0	0	0	0
Richard I. Reynolds
Death	464,136	346,428	706,993	1,425,476	12,000	2,955,033
Permanent disability	928,272	1,039,284	648,578	1,425,476	24,583	4,066,193
Voluntary termination for Good Reason or Involuntary termination without Cause	928,272	1,039,284	648,578	1,425,476	24,583	4,066,193
Involuntary termination for Cause	0	0	0	0	0	0
Roberto B. Rubio
Death	444,168	253,830	416,299	1,077,110	16,500	2,207,907
Permanent disability	888,336	761,490	349,357	1,077,110	35,916	3,112,209
Voluntary termination for Good Reason or Involuntary termination without Cause	888,336	761,490	349,357	1,077,110	35,916	3,112,209
Involuntary termination for Cause	0	0	0	0	0	0

(1)	Represents (a) in the event of termination due to death, 2 times base salary in the case of Mr. Meier and 1 times base salary in the case of the other named executive officers (in each case at the rate in effect on December 31, 2010, the date of termination), and (b) in the event of termination due to permanent disability, voluntary termination for good reason or involuntary termination without cause, 3 times 2010 base salary in the case of Mr. Meier and 2 times 2010 base salary in the case of the other named executive officers (in each case at the rate in effect on the date of termination). Since termination is assumed to have occurred on December 31, 2010, we have assumed that all 2010 base salary has been paid when due. The base salary and annual incentive compensation components are payable in a lump sum, with the payment being made on the first day of the seventh month following termination, except if termination is a result of the named executive’s death, in which case the payment would be made within 60 days after Libbey receives written notice of the appointment of a personal representative for the named executive’s estate.

(2)	In the case of termination due to death, represents the target annual incentive for 2010 performance under our SMIP. In the case of termination due to permanent disability, by us without cause or by the executive for good reason, represents the sum of (a) the executive’s target award for the year in which termination occurs and (b) a multiple of the executive’s target award for 2010 under our SMIP. The multiple is 3 for Mr. Meier and 2 for each of the other named executive officers. Because termination is assumed to occur on December 31, 2010, the executive’s target award for 2010 is not prorated. If termination were to occur during a year, the executive’s target award for 2010 would be prorated, but would not be less than 50% of the target award unless termination is a result of death.

(3)	Represents, in the event of termination due to death, the sum of (a) the estimated value of shares of common stock issued as payment for performance shares, paid at target, for the performance cycle beginning January 1, 2008, (b) a target award under the cash component of our 2009 LTIP and (c) an award under the cash component of our 2010 LTIP, paid at target and prorated to the date of death. In the event of termination due to permanent disability, voluntary termination for good reason or involuntary termination without cause, represents the sum of (a) the estimated value of shares of common stock issued as payment for performance shares actually earned under the 2008 LTIP for the performance cycle ending December 31, 2010, and (b) the actual award earned under the cash component of our 2009 LTIP. If a payout actually is earned under the cash component of our 2010 LTIP for the performance cycle beginning January 1, 2010 and ending December 31, 2012, the named executive officer would receive a payout, in the event of termination due to permanent disability, voluntary termination for good reason or involuntary termination without cause on December 31,2010, in an amount equal to 1/3 of the payout the executive would have earned had he been employed by us throughout the 3-year performance cycle. We have not included in this table any amounts attributable to the cash component of our 2010 LTIP. We have estimated the value, as of December 31, 2010, of the performance shares attributable to the 2008 LTIP by multiplying the number of shares by $15.47, the closing price of our common stock on December 31, 2010.

(4)	Represents the sum of (a) the estimated value of common stock underlying RSUs that were granted in 2007, 2008, 2009 and 2010 and that had not vested as of December 31, 2010, and (b) the in-the-money/intrinsic value of unvested NQSOs as of December 31, 2010. We have estimated the value of common stock underlying unvested RSUs by multiplying the number of RSUs by $15.47, the closing price of our common stock on December 31, 2010. We have estimated the in-the-money/intrinsic value of unvested NQSOs by multiplying the number of unvested NQSOs having exercise prices above $15.47 by the amount by which $15.47 exceeds the applicable exercise prices.

(5)	Represents the sum of (a) the estimated cost of medical, prescription drug, dental and vision benefits for the named executive officer and/or his covered dependents for (i) 12 months following the date of termination if termination is a result of death or (ii) 24 months (or, in Mr. Meier’s case, 36 months) following the date of termination if termination is a result of permanent disability, voluntary termination for good reason or involuntary termination without cause; and (b) in the event of termination as a result of permanent disability, voluntary termination for good reason or involuntary termination without cause, the estimated cost of continued life insurance coverage, for a period of 24 months (or, in Mr. Meier’s case, 36 months) following the date of termination, under our group life insurance policy applicable to all salaried employees.

(6)	Does not include any tax gross-up because the excise tax contemplated by Section 4999 of the Internal Revenue Code does not apply in the absence of a change in control. Does not include any qualified or nonqualified pension benefit or other deferred compensation to which any of the named executive officers otherwise may be entitled upon their retirement or other termination of employment. For further information regarding those benefits, see “Retirement Plans” and “Nonqualified Deferred Compensation” above.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

	Cash Incentive	Equity Incentive	Unvested Stock
	Compensation	Plan Awards	Options	Total
Named Executive Officer	($)(1)	($)(2)	($)(3)	($)

G. Geswein	256,017	109,033	226,699	591,741
D. Ibele	193,975	73,900	159,334	427,209
J. Meier	812,122	417,783	853,739	2,083,644
R. Reynolds	428,901	207,159	429,997	1,066,056
R. Rubio	307,950	121,099	578,729	1,007,778

(1)	Represents the sum of (a) the named executive officer’s target award under our 2010 SMIP, based upon actual base salary earned during 2010, and (b) a pro rata share of the named executive officer’s target award under the cash component of our 2010 LTIP. Because a change in control is assumed to occur on December 31, 2010, the named executive officer’s target award under our 2010 SMIP is not prorated and the named executive officer’s target award under the cash component of our 2010 LTIP represents 1/3 of the target award for the 3-year performance cycle. If a termination were to occur during a year, the target award under our 2010 SMIP also would be prorated, but in no event would the named executive officer receive less than 50% of the target award.

(2)	Represents the sum of the value of performance shares paid at target under our 2008 LTIP for the performance cycle ending December 31, 2010. We have estimated the value of the performance shares on December 31, 2010 by multiplying the number of shares by $15.47, the closing price of our common stock on December 31, 2010.

(3)	Represents the in-the-money/intrinsic value of unvested NQSOs based on the closing price of our stock on December 31, 2010 ($15.47 per share).

POTENTIAL PAYMENTS UPON TERMINATION
IN CONNECTION WITH CHANGE IN CONTROL(1)

				Unvested
				Restricted
			Equity-Based	Stock and
		Annual	Long-Term	Cash		Pension
		Incentive	Incentive	Equivalent	Misc.	Plan	Tax
	Base Salary	Compensation	Compensation	Awards	Benefits	Benefits	Gross-Up	Total
Named Executive Officer	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)

G. Geswein	1,063,584	1,143,306	122,846	789,306	55,374	250,000	1,216,366	4,640,782
D. Ibele	936,000	636,126	83,654	546,330	71,523	258,049	932,745	3,464,427
J. Meier	2,173,536	3,504,768	463,907	2,937,224	52,575	250,000	2,986,105	12,368,117
R. Reynolds	1,392,408		231,217	1,479,226	52,480	250,000	1,638,418	5,988,256
R. Rubio	1,332,504	761,490	141,077	752,728	68,874	250,000	1,345,159	4,651,831

(1)	Represents amount payable if, within 2 years after the change in control, Libbey terminates the employment of the named executive officer without cause or the named executive officer terminates his employment for good reason. In certain circumstances, these amounts may be payable to the named executive officer if his employment is terminated prior to the change in control based upon an event that would meet the definition of “cause” or “good reason” if the event were to occur within two years after the change in control. If, for example, an acquirer, in an effort to reduce the amounts payable to our executives in connection with a change in control, were to induce our Board to terminate a named executive officer’s employment prior to the date on which the acquirer actually acquires control, the amounts contemplated by this table nevertheless would be payable to the named executive officer.

(2)	Represents 3 times base salary in effect on December 31, 2010 and is payable in a lump sum on the first day of the seventh month following termination of employment. We have assumed that all 2010 base salary has been paid when due.

(3)	For Mr. Rubio, represents 3 times his target annual incentive award for 2010 performance, since that amount exceeded Mr. Rubio’s actual incentive award for 2009, which was prorated to reflect his hiring on July 1, 2009. For all other named executive officers, represents 3 times their respective annual incentive awards actually paid for 2009, since those amounts exceeded their respective target annual incentive awards for 2010. Target annual incentive compensation is a percentage of base salary actually earned during the year, as reflected by W-2 wages. For information with respect to the target percentages of the respective named executive officers, see “Compensation Discussion and Analysis — What pay did Libbey’s executives receive for 2010? — Annual Incentive Compensation.”

(4)	Represents the sum of (a) the estimated value, at December 31, 2010, of performance shares earned under our 2008 LTIP for the 3-year performance cycle ending December 31, 2010 and (b) an award under the cash component of our 2010 LTIP, with the award being calculated as if earned at the targeted rate and prorated through December 31, 2010, the assumed date of the change in control.

(5)	The change in control is assumed to have occurred concurrently with termination of employment on December 31, 2010. Pursuant to the change in control agreements, the cash value of unvested RSUs outstanding on the date of the change in control is determined based upon the closing price ($15.22) of Libbey’s common stock on the last trading day (December 30, 2010) immediately preceding the change in control. That value is frozen. Upon termination by Libbey without cause or by the named executive officer for good reason within 2 years after the change in control (and in certain circumstances prior to the change in control), that value is paid to the named executive officer in cash. Similarly, the earned cash component of the 2009 LTIP is paid in cash upon termination.

(6)	Represents the sum of (a) the estimated cost of medical, prescription drug, dental and vision benefits for the named executive officer and his covered dependents for 36 months following the date of termination, at an assumed annual cost of $12,000 for Messrs. Geswein, Meier, Reynolds and $16,500 for Messrs. Ibele and Rubio; (b) the estimated cost of continued life insurance coverage, for a period of 36 months following the date of termination, under our group life insurance policy applicable to all salaried employees; (c) the estimated cost to provide outplacement services for 2 years following the date of termination, at a maximum cost to the Company of $15,000 per named executive; and (d) the estimated cost to provide 1 year of financial planning services of the nature and scope provided to the respective named executives during 2010.

(7)	Represents a lump sum equal to the greater of (i) $250,000 or (ii) the additional benefits to which the named executive officer would have been entitled under the Company’s qualified pension plan if he had remained employed by the Company for an additional 3 years. Does not include any other qualified or nonqualified pension benefit or other deferred compensation to which the named executive officer otherwise may be entitled upon his retirement or other termination of employment. For further information regarding those benefits, see “Retirement Plans” and “Nonqualified Deferred Compensation” above.

(8)	The “present value” of the “parachute payments” payable to each of the named executive officers exceeded 1.10 multiplied by 3 times the “base amount” of the respective named executives (with the terms “present value,” “parachute payments” and “base amount” being defined in Section 280G of the Internal Revenue Code). Accordingly, the Company would be obligated to fully gross up the amounts payable to the respective named executive officers to cover the excise taxes assessed against them.

Non-Management Directors’ Compensation in 2010

In 2010, our non-management directors received the following pay:

DIRECTOR COMPENSATION FOR YEAR ENDED DECEMBER 31, 2010

			Change in Pension
			Value and
			Nonqualified
			Deferred
	Fees Earned or		Compensation	All Other
	Paid in Cash	Stock Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)	($)

Carlos V. Duno	60,625	52,492	0	0	113,117
William A. Foley	56,875	52,492	0	0	109,367
Jean-René Gougelet	46,250	52,492	0	0	98,742
Peter C. McC. Howell	51,250	52,492	0	0	103,742
Deborah G. Miller	61,875	52,492	0	0	114,367
Carol B. Moerdyk	63,375	52,492	0	0	115,867
John C. Orr	46,208	52,492	0	0	98,700
Terence P. Stewart(4)	40,125	52,492	0	0	92,617

(1)	Includes pay deferred into the Libbey common stock measurement fund pursuant to the Director DCP.

(2)	Represents the grant date fair value, determined in accordance with FASB ASC Topic 718, of awards of stock made to each non-management director on May 6, 2010. On that date, we awarded each non-management director stock having a grant date fair value of $52,249.

(3)	We do not maintain a pension plan for our non-management directors. We do not guarantee any particular rate of return on any pay deferred pursuant to our deferred compensation plans. Dividends on pay deferred into the Libbey Inc. phantom stock or measurement fund under our deferred compensation plans for non-management directors accrue only if and to the extent payable to holders of our common stock. Pay deferred into interest-bearing accounts under our deferred compensation plans for non-management directors does not earn an above-market return, as the applicable interest rate is the yield on 10-year treasuries. Pay deferred into other measurement funds under our deferred compensation plans for non-management directors does not earn an above-market return as that pay earns a return only if and to the extent that the net asset value of the measurement fund into which the pay is deemed invested actually increases.

(4)	For additional information with respect to compensation payable to Mr. Stewart’s law firm for services provided to Libbey, see “Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?”

CERTAIN LEGAL PROCEEDINGS

We are not a party to any litigation, the outcome of which, if decided adversely to us, reasonably could be expected to have a material adverse effect on Libbey.

OTHER BUSINESS

As of the date of this proxy statement, neither the Board nor management knows of any other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxy committee to take such action as shall be in accordance with their judgment on such matters.

GENERAL INFORMATION

Availability of List of Shareholders:

A complete list of shareholders entitled to vote at the Annual Meeting will be maintained at the Company’s principal executive offices at 300 Madison Avenue, Toledo, Ohio for a period of at least 10 days prior to the Annual Meeting.

Solicitation Costs:

The Company has retained Georgeson Shareholder to solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. The Company has agreed to pay a fee of $8,000, plus expenses for out-of-pocket costs for Georgeson’s services. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone or telegram. Arrangements have been made with Corporate Investor Communications, Inc. to perform a broker-nominee search. Arrangements also have been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of common stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith. The Company will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Company’s Board of Directors.

Reports to Shareholders:

The Company has mailed this proxy statement and a copy of its 2010 Annual Report to each shareholder entitled to vote at the Annual Meeting. Included in the 2010 Annual Report are the Company’s consolidated financial statements for the year ended December 31, 2010.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request to Libbey Inc., Attention: Investor Relations, Kenneth A. Boerger, Vice President and Treasurer, 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

By Order of the Board of Directors,

SUSAN ALLENE KOVACH, Secretary

Toledo, Ohio
March 31, 2011

ATTACHMENT 1

For purposes of determining the extent to which the corporate component performance measures were achieved, we calculated adjusted EBITDA as follows:

Net (loss) income
Add: Interest expense
Add: Provision (benefit) for income taxes
Earnings (Loss) before interest and income taxes
Add: Depreciation and amortization
Earnings before interest, taxes, depreciation and amortization (EBITDA)
Plus or minus: The impact of unusual transactions such as gains or losses on asset sales, restructuring charges and asset impairment charges

Adjusted EBITDA

We calculated free cash flow as follows:

Adjusted EBITDA (calculated as described above)
Plus or minus: Changes in working capital
Minus: Capital expenditures
Plus or minus: The amount by which expense for pension and postretirement benefits exceeds our cash pension and postretirement obligations
Minus: Cash interest paid
Plus or minus: Other(1)

Free cash flow

(1)	Other primarily includes special charges, changes in prepaid expenses, accrued liabilities and salary and wage accrual, as well as stock compensation expense and gain (loss) on foreign exchange

For financial reporting purposes, we define free cash flow as net cash provided by (used in) operating activities, less capital expenditures, adjusted for payment of interest on the PIK Notes and proceeds of asset sales and other. Our consolidated financial statements filed on Form 10-K with the SEC on March 14, 2011, provide the following reconciliation of net cash provided by (used in) operating activities to free cash flow:

Net cash provided by (used in) operating activities
Less: Capital expenditures
Plus: Payment of interest on New PIK Notes and proceeds from asset sales and other

Free cash flow

The calculation that we use in order to determine free cash flow for incentive compensation purposes yields the same result as the reconciliation of net cash provided by (used in) operating activities to free cash flow described above.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 00000968571 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR items 1, 2 and 4 and “3 YEARS” on item 3: 1. Election of Directors Nominees 01 William A. Foley 02 Deborah G. Miller 03 Terence P. Stewart LIBBEY INC. P.O. BOX 10060 TOLEDO, OH 43699-0060 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For Against Abstain 2 Approve, by non-binding vote, 2010 compensation paid to the company’s named executive officers. 3 years 2 years 1 year Abstain 3 Recommend, by non-binding vote, the frequency of future advisory votes on executive compensation. For Against Abstain 4 Ratification of the appointment of Ernst & Young LLP as Libbey’s independent auditors for the fiscal year ending December 31, 2011. NOTE: The Directors up for election are Class III directors. Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

00000968572 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . LIBBEY INC. Annual Meeting of Shareholders May 19, 2011 2:00 PM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) John F. Meier and Susan Allene Kovach, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LIBBEY INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 02:00 PM, EST on May 19, 2011, at 335 N. St. Clair, Toledo, Ohio, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side